                                                                     Exhibit 7.1
G. Christopher Meyer, Esq. (Ohio Bar #0016268)
Mark A. Nadeau, Esq. (#011280)
Rawle Andrews, Esq. (D.C. Bar #436283)
Squire, Sanders & Dempsey, L.L.P.
40 North Central Avenue, Suite 2700
Phoenix, Arizona  85004-4440
(602) 528-4000

Attorneys for Debtors


                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF ARIZONA


In re:                             )    In Proceedings Under Chapter 11
                                   )
                                   )    Case No. 96-818-PHX-RGM
UNITECH INDUSTRIES, INC., and      )    (Joint Administration Only)
related proceedings,               )
                                   )
         Debtors.                  )    DEBTORS' AMENDED JOINT PLAN
                                   )    OF REORGANIZATION
                                   )
APPLICABLE DEBTOR(S)               )
(Check)                            )
                                   )
UNITECH ACQUISITION CORP.    /X/   )
(Case No. 96-819-PHX-RGM)          )
                                   )
                                   )
UNITECH INDUSTRIES, INC.     /X/   )
(Case No. 96-818-PHX-RGM)          )
                                   )
                                   )

DATED:  November 11, 1996

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE 1
                                   DEFINITIONS

1.1      Terms Defined in the Plan..........................................  1
1.2      Terms Defined Outside the Plan.....................................  1

                                    ARTICLE 2
                TREATMENT OF ADMINISTRATIVE EXPENSES, TAX CLAIMS
                         AND CERTAIN UNCLASSIFIED CLAIMS

2.1      Treatment of Administrative Expenses...............................  1
2.2      Treatment of Retained Professionals................................  1
2.3      Treatment of Tax Liabilities.......................................  1
2.4      Treatment of Other Priority Claims.................................  2

                                    ARTICLE 3
                     CLASSIFICATION OF CLAIMS AND INTERESTS

3.1      Secured Claims.....................................................  2
3.2      Unsecured Claims...................................................  2
3.3      Interests..........................................................  2

                                    ARTICLE 4
                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

4.1      Merrill Lynch Claims...............................................  3
4.2      Imperial Bank Claims...............................................  3
4.3      Other Secured Claims...............................................  3
4.4      Convenience Claims.................................................  3
4.5      Intercompany Claims................................................  3
4.6      General Unsecured Claims...........................................  3
4.7      Common Stock Interests.............................................  4
4.8      Options and Warrants...............................................  4
4.9      Securities Claims..................................................  4
4.10     Effect of Distributions............................................  4
4.11     Withholding Taxes..................................................  4
4.12     Set Offs...........................................................  4
4.13     Cram-Down..........................................................  4

                                    ARTICLE 5
                         MEANS FOR EXECUTION OF THE PLAN

5.1      Merger with New Unitech............................................  5
5.2      Operations of Reorganized Debtors..................................  5
5.3      Fractional Shares..................................................  5
5.4      Causes of Actions..................................................  5
5.5      Continuation of Stays..............................................  6

                                    ARTICLE 6
                          SUBSEQUENT PLAN DISTRIBUTIONS

6.1      Plan Reserves......................................................  6
6.2      Subsequently Allowed Claims or Interests...........................  6
6.3      Disallowed Claims..................................................  6
6.4      Investment of Reserve Fund.........................................  7
6.5      Interest Earnings..................................................  7

                                    ARTICLE 7
            CLAIMS OR INTERESTS BASED UPON INSTRUMENTS OR SECURITIES

7.1      Class 3A Interests.................................................  7
7.2      Surrender of Instruments or Securities.............................  7
7.3      Lost Instruments or Securities.....................................  7

                                    ARTICLE 8
                      ISSUANCE OF ADDITIONAL COMMON SHARES;
                   SUBSCRIPTION RIGHTS; EMPLOYEE BENEFIT PLANS

8.1      Stock Purchase Agreement...........................................  8
8.2      Subscription Rights................................................  8

                                    ARTICLE 9
                     CONDITIONS TO EFFECTIVENESS OF THE PLAN

9.1      Conditions.........................................................  8

                                   ARTICLE 10
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1     Assumption of Executory Contracts..................................  9
10.2     Approval of Assumption or Rejection................................  9
10.3     Cure of Defaults...................................................  9
10.4     Post-Petition Date Contracts and Leases............................  9
10.5     Bar Date...........................................................  9
10.6     Indemnification..................................................... 9

                                   ARTICLE 11
                          CERTIFICATE OF INCORPORATION

11.1     Amended Certificates............................................... 10

                                   ARTICLE 12
                                    DISCHARGE

12.1     Scope of Discharge................................................. 10

                                   ARTICLE 13
                                 INDEMNIFICATION

13.1     Survival of Indemnification Obligations............................ 10

                                   ARTICLE 14
                            RETENTION OF JURISDICTION

14.1     Scope of Retention................................................. 10

                                   ARTICLE 15
                                  MISCELLANEOUS

15.1     Board of Directors................................................. 11
15.2     Headings........................................................... 11
15.3     Severability....................................................... 11
15.4     Governing Law...................................................... 12
15.5     Successors and Assigns............................................. 12
15.6     Revocation......................................................... 12
15.7     Effectuating Documents; Further Transactions; Timing............... 12
15.8     Exemption from Transfer Taxes...................................... 12
15.9     Exculpation........................................................ 12
15.10    Binding Effect..................................................... 12
15.11    Modification of Payment Terms...................................... 12
15.12    Notices............................................................ 13
15.13    Dissolution of Official Committees................................. 13
15.14    Post-Confirmation Fees and Reports..................................13

         The undersigned debtors and debtors in possession hereby propose the following joint plan of reorganization, which shall supersede any plan previously filed by the undersigned in these proceedings:


                                    ARTICLE 1
                                   DEFINITIONS

                  1.1 TERMS DEFINED IN THE PLAN. Capitalized terms used in the Plan shall have the respective meanings specified in Exhibit A to the Plan.

                  1.2 TERMS DEFINED OUTSIDE THE PLAN. Capitalized terms used in the Plan which are not defined in Exhibit A to the Plan but which are defined in the Bankruptcy Code shall have the respective meanings specified in the Bankruptcy Code.


                                    ARTICLE 2
                TREATMENT OF ADMINISTRATIVE EXPENSES, TAX CLAIMS
                         AND CERTAIN UNCLASSIFIED CLAIMS

                  2.1 TREATMENT OF ADMINISTRATIVE EXPENSES. Except as otherwise provided in this Article 2 of the Plan and except for Classes of Claims designated in Article 3 of the Plan, administrative expenses of the kind specified in Section 507(a)(1) of the Bankruptcy Code, including obligations for goods and services arising after the Petition Date in the ordinary course of the Debtors' business, shall be paid by the Debtors in the ordinary course of business: (i) in Cash, on the Distribution Date; or (ii) in accordance with the commercial credit terms extended by the creditor of such obligations or (iii) otherwise as required by law.

                  2.2 TREATMENT OF RETAINED PROFESSIONALS. Professionals employed at the expense of the estate of the Debtors and other persons or entities that may be entitled to an allowance of fees and expenses from the estate of the Debtors pursuant to Sections 503(b)(2) through 503(b)(6) of the Bankruptcy Code shall be paid by the Debtors, in Cash, as soon as practicable after the order approving such allowance of compensation or reimbursement of expenses becomes a Final Order.

                  2.3 TREATMENT OF TAX LIABILITIES. Allowed Unsecured Claims of governmental units of the kinds specified in Section 507(a)(7) of the Bankruptcy Code shall be paid by the Debtors, in Cash, over a period not exceeding six years after the respective dates of assessment of such Claims, in aggregate amounts equal to one hundred percent (100%) of such respective Allowed Claims plus interest thereon from the Distribution Date, at a rate determined by the Bankruptcy Court to be in compliance with Section 1129(a)(9)(C) of the Bankruptcy Code.



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                  2.4 TREATMENT OF OTHER PRIORITY CLAIMS. Allowed Unsecured
Claims of the kinds specified in Sections 507(a)(2), 507(a)(3), 507(a)(4), 507(a)(5) and 507(a)(6), other than Claims within the Classes designated in
Article 3 of the Plan, shall be paid by the Debtors, in Cash, on the Distribution Date.


                                    ARTICLE 3
                     CLASSIFICATION OF CLAIMS AND INTERESTS

                  3.1 SECURED CLAIMS. Secured Claims shall comprise the following Classes:

                  (a) Class 1A shall consist of the Claims of Merrill Lynch under the Merrill Loan Agreement.

                  (b) Class 1B shall consist of the Claims of Imperial Bank under the Imperial Loan Agreement.

                  (c) Class 1C shall consist of other Secured Claims, if any.

                  3.2 UNSECURED CLAIMS. Unsecured Claims shall comprise the following Classes:

                  (a) Class 2A shall consist of Unsecured Claims (excluding Claims in Class 2B) which are for $1,000 or less and of Unsecured Claims which would otherwise be Class 2C Claims but which have been reduced to $1,000 prior to the Confirmation Date by election of such reduction on the ballot by which the holders of such Claims vote with respect to the Plan or by such other written election in form and substance satisfactory to the Debtors.

                  (b) Class 2B shall consist of Unsecured Claims of persons which are direct or indirect subsidiaries of either of the Debtors or of which either of the Debtors is a direct or indirect subsidiary.

                  (c) Class 2C shall consist of Unsecured Claims, excluding those Claims in Classes 1A, 1B, 2A and 2B.

                  3.3      INTERESTS. Interests shall comprise the following
                           Classes:

                  (a) Class 3A shall consist of the Interests of existing holders of Common Stock.

                  (b) Class 3B shall consist of the Interests of holders of options, warrants or similar rights to purchase shares of Common Stock.



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                  (c)      Class 3C shall consist of claims of current or former
                           holders of Common Stock for rescission or damages arising in connection with the purchase, ownership or sale of Common Stock.


                                    ARTICLE 4
                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

                  4.1 MERRILL LYNCH CLAIMS. Class 1A Claims are Impaired. The Debtors shall, on the Effective Date, distribute to the holder of Class 1A Allowed Claims:

                  (a)      Cash, in the amount of Two Million Dollars
                           ($2,000,000); and

                  (b) The Merrill Secured Notes, in the principal amounts and on the remaining terms and conditions, as set forth in Exhibit B to the Plan.

                  4.2 IMPERIAL BANK CLAIMS. Class 1B Claims are Impaired. The Debtors shall, on the Effective Date, distribute to the holder of Class 1B Allowed Claims:

                  (a)      Cash, in the amount of One Million Dollars
                           ($1,000,000);

                  (b) Eight Hundred Thousand (800,000) shares of New Preferred Stock; and

                  (c) The Imperial Secured Note, in a principal amount and on the remaining terms and conditions, as set forth in Exhibit C to the Plan.

                  4.3 OTHER SECURED CLAIMS. Class 1C Claims are not Impaired. The legal, equitable and contractual rights of the holders of Class 1C Claims shall remain unaltered by the Plan.

                  4.4 CONVENIENCE CLAIMS. Class 2A Claims are Impaired. The Debtors shall, on the Distribution Date, distribute to the holders of Class 2A Allowed Claims, Cash in the amount of Seventy-five percent (75%) of their respective Class 2A Allowed Claims.

                  4.5 INTERCOMPANY CLAIMS. Class 2B Claims are not Impaired. The legal, equitable and contractual rights of the holders of Class 2B Claims shall remain unaltered by the Plan.

                  4.6 GENERAL UNSECURED CLAIMS. Class 2C Claims are Impaired. The Debtors shall, on the Distribution Date, distribute to the holders of Class 2C Allowed Claims:



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                  (a)   Cash in the amount of Twenty percent (20%) of their
                        respective Class 2C Allowed Claims, up to an aggregate maximum of one million dollars ($1,000,000.00); and

                  (b) one share of New Preferred Stock for each One Dollar and Fifty Cents ($1.50) of the remaining balance of their respective Class 2C Allowed Claims.


                  4.7 COMMON STOCK INTERESTS. Class 3A Interests are Impaired. On the Effective Date, (i) each outstanding share of Common Stock shall be converted into four-tenths (.4) of a share of New Common Stock; and (i) holders of Class 3A Allowed Interests shall be entitled to subscribe for shares of New Common Stock in accordance with Article 8 of the Plan.

                  4.8 OPTIONS AND WARRANTS. Class 3B Interests are Impaired. Class 3B Interests may be exercised in accordance with their terms at any time prior to the Confirmation Date and shall, upon such exercise, become Class 3A Interests. Any Class 3B Interests remaining outstanding on or after the Confirmation Date shall be canceled without distribution under the Plan.

                  4.9 SECURITIES CLAIMS. Class 3C Interests are Impaired. On the Effective Date, Debtors' rights, if any, in and to any proceeds of any policy of insurance covering liability arising as a result of purchase, sale or ownership of common shares of Unitech Industries prior to the Petition Date shall be deemed assigned for the collective benefit of the holders of Class 3C Interests, as their respective interests may appear.

                  4.10 EFFECT OF DISTRIBUTIONS. The treatment of, and consideration to be received by, holders of Allowed Claims and Allowed Interests pursuant to the Plan shall be in full satisfaction, release and discharge of their respective Claims against or Interests in the Debtors.

                  4.11 WITHHOLDING TAXES. The Debtors may deduct any applicable federal or state withholding taxes from any distributions made pursuant to the Plan.

                  4.12 SET OFFS. The Debtors may, but shall not be required to, set off or recoup against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim or other claims of any nature whatsoever which the Debtors may have against the holder of such claim to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by the Debtors, of any such claim or counterclaim that they may have against such holder.

                  4.13 CRAM-DOWN. If any Impaired Class fails to accept the Plan by the requisite statutory majorities, the Debtors reserve the right to confirm the Plan by a "cram-down" of such non-accepting Class pursuant to Section 1129(b) of the Bankruptcy Code. In the event the


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Bankruptcy Court declines to impose a "cram-down" on a non-accepting Class unless certain modifications are made to the terms and conditions of such Class' treatment under the Plan, the Debtors reserve the right, without re-solicitation to the extent permitted by the Bankruptcy Code, to propose any such modifications and to confirm the Plan as modified by the required modification.


                                    ARTICLE 5
                         MEANS FOR EXECUTION OF THE PLAN

                  5.1   MERGER WITH NEW UNITECH.

                  (a) The Debtors shall implement the Plan through the merger of Unitech Industries with and into New Unitech in a transaction pursuant to Section 368(a)(1)(G) of the Internal Revenue Code and pursuant to an Agreement of Merger attached as Exhibit D to the Plan.

                  (b) The effect of the merger shall be to accomplish the reincorporation of Unitech Industries as a Delaware corporation. Upon the consummation of the merger, New Unitech shall be responsible for all obligations of Unitech Industries under the Plan. New Unitech shall thereafter be treated for all purposes under the Plan as one of the Debtors.

                  (c) Except as provided in the Plan, on the Effective Date all assets of the Debtors' bankruptcy estates shall vest in the Debtors (and thereafter in New Unitech) free and clear of all liens and other encumbrances, and free and clear of all claims and interests except as specifically provided in the Plan.

                  5.2 OPERATIONS OF REORGANIZED DEBTORS. On and after the Effective Date, the reorganized Debtors will continue to operate their businesses and will implement the terms of the Plan. The reorganized Debtors may operate such businesses and may buy, use, acquire and dispose of their assets, free of any restrictions contained in the Bankruptcy Code but subject to the provisions of the Plan.

                  5.3 FRACTIONAL SHARES. Fractional shares of New Common Stock and New Preferred Stock shall not be issued. On the Distribution Date, each holder of an Allowed Claim or Allowed Interest shall receive the total number of whole shares to which it is entitled. Any remaining entitlement to fractions of a share shall be treated by distributing unallocated shares to the holders of Claims or Interests having the greatest fractional entitlements until all unallocated shares have been distributed.

                  5.4 CAUSES OF ACTIONS. Debtors shall be the only parties authorized to pursue actions to recover preferences, fraudulent conveyances, and other causes of action recoverable

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under Section 550 of the Bankruptcy Code. Unless Debtors consent, or unless otherwise ordered by the Bankruptcy Court, no other party shall have the right or obligation to pursue any such actions. Notwithstanding confirmation of the Plan, all such actions and any other claims, rights or causes of action in favor of the Debtors shall be preserved and maintained for the benefit of the reorganized Debtors.

                  5.5 CONTINUATION OF STAYS. Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.


                                    ARTICLE 6
                          SUBSEQUENT PLAN DISTRIBUTIONS

                  6.1 PLAN RESERVES. On the Distribution Date, after calculating distributions to holders of Claims and Interests under the Plan, the Debtors shall retain such number of shares of New Common Stock and such New Preferred Stock and shall retain and set aside in the Reserve Fund an amount in Cash, such that the aggregate of such retained New Securities and the aggregate balance of the Reserve Fund (exclusive of any interest earned thereon) shall be sufficient to make all payments and distributions which may be subsequently required by
Section 6.2 of the Plan, or such lesser number and amount as may be approved by the Bankruptcy Court from time to time. Cash held by the Debtors in the Reserve Fund shall be invested in accordance with the requirements contained in Section
6.4 of the Plan.

                  6.2 SUBSEQUENTLY ALLOWED CLAIMS OR INTERESTS. Subsequent to the Distribution Date when a Claim or Interest shall become an Allowed Claim or Allowed Interest, the Debtors shall, as soon as practicable:

                  (a) Pay to the holder of such Allowed Claim, from the Reserve Fund, Cash in an amount equal to the Cash distributions which would have previously been made to such holder by the Debtors, if such Allowed Claim had been an Allowed Claim eligible for distribution on the Distribution Date; and

                  (b) Distribute to the holder of such Allowed Claim or Allowed Interest: (i) such amount of New Securities as would have been previously distributed to such holder if such Allowed Claim or Allowed Interest had been an Allowed Claim or Allowed Interest eligible for distribution on the initial Distribution Date; and (ii) any dividends or other payments thereafter accrued in respect of such New Securities.

                  6.3 DISALLOWED CLAIMS. Subsequent to the Distribution Date, when a Claim or portion of a Claim shall become disallowed by a Final Order, the Debtors shall transfer from the

Reserve Fund to their general funds an amount of Cash equal to the amount which would have been required to be distributed pursuant to Section 6.2 of the Plan had such disallowed Claim or portion of a Claim been an Allowed Claim.

                  6.4 INVESTMENT OF RESERVE FUND. Amounts held in the Reserve Fund shall be invested by the Debtors in: (i) direct obligations of, or obligations secured by, the United States of America; (ii) obligations of any agency or corporation which is or may hereafter be created by or pursuant to an act of the Congress of the United States as an agency or instrumentality thereof; and (iii) certificates of deposit or other demand deposits at any bank or trust company which has, at the time such investment is made, a capital stock and surplus aggregating at least Twenty Five Million Dollars ($25,000,000).

                  6.5 INTEREST EARNINGS. On the last day of each calendar month after the Distribution Date, the Debtors shall transfer to their general funds all interest earned on the Reserve Fund since the last day of the preceding calendar month.


                                    ARTICLE 7
            CLAIMS OR INTERESTS BASED UPON INSTRUMENTS OR SECURITIES

                  7.1 CLASS 3A INTERESTS. All holders of Class 3A Interests based on ownership of Common Stock shall surrender their share certificates to the Debtors in accordance with the written instructions of the Debtors given to such holders as soon as practicable after the Effective Date. Thereafter, upon confirmation by the Debtors that no objection has been or is filed with respect thereto, such Class 3A Interests shall become Class 3A Allowed Interests and:
(i) as soon as practicable, but not earlier than the Distribution Date, the Debtors shall distribute to the holders of such Class 3A Allowed Interests their Pro Rata share of New Securities determined in accordance with Sections 4.7 of the Plan, or with subsection 6.2(b) of the Plan, whichever is applicable; and
(ii) the holders of such Class 3A Allowed Interests will be entitled to participate in all subsequent distributions made in accordance with the Plan. Prior to such surrender of share certificates by holders of Class 3A Interests, each such share certificate shall be deemed for all purposes to represent the number of shares into which such certificate has been converted pursuant to
Section 4.7 of the Plan, provided that the holder shall not be entitled, prior to such surrender, to receive any dividend or distribution payable with respect to such shares.

                  7.2 SURRENDER OF INSTRUMENTS OR SECURITIES. No distribution shall be made to holders of Claims or Interests based on ownership of instruments or securities until such time as such holders shall have surrendered or be deemed to have surrendered their instruments or securities in accordance with this Article 7.

                  7.3 LOST INSTRUMENTS OR SECURITIES. Any holder of a Claim or Interest based on instruments or securities for which the instruments or securities have been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instruments or securities as provided in this Article

VII, deliver to the Debtors: (i) evidence reasonably satisfactory to the Debtors, of the loss, theft, mutilation or destruction of such instruments or securities; and (ii) such security or indemnity as may be reasonably required by the Debtors, to save each of them harmless with respect thereto. Upon compliance with this section by a holder of a Claim or Interest based on instruments or securities, such holder shall, for all purposes under the Plan, be deemed to have surrendered such instruments or securities.


                                    ARTICLE 8
                      ISSUANCE OF ADDITIONAL COMMON SHARES;
                   SUBSCRIPTION RIGHTS; EMPLOYEE BENEFIT PLANS

                  8.1 STOCK PURCHASE AGREEMENT. On the Effective Date, in addition to the shares of New Common Stock and New Preferred Stock to be issued to holders of Allowed Claims and Allowed Interests, the Debtors shall issue, to the Investors, as parties to the Stock Purchase Agreement attached as Exhibit E to the Plan, an aggregate of One Million (1,000,000) shares of New Common Stock, for an aggregate consideration of One Million Five Hundred Thousand Dollars ($1,500,000). In addition, the Investors shall receive One Hundred Thousand (100,000) shares of New Common Stock for guaranteeing the subscription rights offering described in Section 8.2 of the Plan.

                  8.2 SUBSCRIPTION RIGHTS. Holders of Common Stock as of the Effective Date shall have the right, at their election by written notice to the Debtors, to subscribe for shares of the New Common Stock, in an amount equal to two-tenths (.2) of a share of New Common Stock for each share of Common Stock owned by the respective holder as of the Effective Date and for a subscription price of One Dollar and Fifty Cents ($1.50) per share of New Common Stock. To the extent any eligible holder fails to elect to purchase its proportionate amount of such New Common Stock, such unsubscribed shares shall be purchased by the Investors pursuant to the Stock Purchase Agreement.


                                    ARTICLE 9
                     CONDITIONS TO EFFECTIVENESS OF THE PLAN

                  9.1 CONDITIONS. The effectiveness of the Plan shall be subject to, and conditioned upon (i) the satisfaction of the requirements set forth under Articles 5 and 8 of the Plan, (ii) closing of the new loan transactions with Merrill Lynch and Imperial Bank as described in Exhibits B and C of the Plan, and (iii) the Debtors' determination that the aggregate of Class 2C Claims and Class 2C Allowed Claims are less than Five Million Five Hundred Thousand Dollars ($5,500,000). Notwithstanding the entry of the Confirmation Order, if, on or before December 31, 1996, the conditions set forth in this Section have not been satisfied or waived by the Debtors, the Plan shall be void and of no effect.

                                   ARTICLE 10
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  10.1 ASSUMPTION OF EXECUTORY CONTRACTS. Any and all unexpired leases and executory contracts of the Debtors not expressly rejected by the Debtors pursuant to order of the Bankruptcy Court entered on or before the Confirmation Date shall be deemed assumed upon the entry of the Confirmation Order.

                  10.2 APPROVAL OF ASSUMPTION OR REJECTION. Entry of the Confirmation Order shall constitute: (i) approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 10.1 of this Plan; and (ii) approval pursuant to Section 365(a) of the Bankruptcy Code, the rejection of executory contracts and unexpired leases rejected in accordance with Section 10.1 of this Plan. Notwithstanding anything contained herein to the contrary, the Debtors hereby retain the right to add or delete any executory contract or unexpired lease that is designated for assumption at any time prior to the Confirmation Date.

                  10.3 CURE OF DEFAULTS. On the Distribution Date or as soon thereafter as is practicable, the Debtors shall cure any defaults under any executory contract or unexpired lease assumed pursuant to this Plan under
Section 365(b) of the Bankruptcy Code.

                  10.4 POST-PETITION DATE CONTRACTS AND LEASES. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the Debtors in the ordinary course of business.

                  10.5 BAR DATE. All proofs of claim with respect to claims arising from the rejection of any contract or unexpired lease shall be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) days after the Confirmation Date. Any claim not filed within such date shall be forever barred from assertion against the Debtors and their respective estates.

                  10.6 INDEMNIFICATION. Except as otherwise provided in Section
13.1 of the Plan, any pre-petition executory contract or agreement of the Debtors to indemnify, reimburse or limit the liability of their directors, officers and employees that existed as of the confirmation Date shall be rejected, canceled and discharged pursuant to this Plan as of the Effective Date.




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



                                   ARTICLE 11
                          CERTIFICATES OF INCORPORATION

                  11.1 AMENDED CERTIFICATES. The Certificates of Incorporation of the reorganized Debtors shall be deemed amended as of the Confirmation Date to read as set forth in Exhibit F to the Plan.

                                   ARTICLE 12
                                    DISCHARGE

                  12.1 SCOPE OF DISCHARGE. Confirmation of the Plan shall discharge the Debtors from any debt that arose before the Confirmation Date, and any debt of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not:

                  (a) a proof of claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code;

                  (b) a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code; or

                  (c) the holder of a Claim based upon such debt has accepted the Plan.


                                   ARTICLE 13
                                 INDEMNIFICATION

                  13.1 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. The indemnification obligations of the Debtors, pursuant to their respective certificates of incorporation and bylaws and applicable statutes, in respect of all present and future actions, suits and proceedings based upon any act or omission related to service with or for or on behalf of the Debtors and during the period from and after the Petition Date, shall not be discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the reorganized Debtors regardless of such confirmation, consummation and reorganization.


                                   ARTICLE 14
                            RETENTION OF JURISDICTION

                  14.1 SCOPE OF RETENTION. The Bankruptcy Court shall retain exclusive jurisdiction of these proceedings for the following purposes, inter alia:



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



                  (a) to determine any and all pending applications, adversary proceedings and contested matters;

                  (b) to determine any and all objections to the allowance of Claims and Interests;

                  (c) to determine any and all applications for allowance of compensation and reimbursement of expenses;

                  (d) to determine any and all controversies and disputes arising under or in connection with the Plan and such other matters as may be provided for in the Confirmation Order;

                  (e) to effectuate payments under and performance of the provisions of the Plan;

                  (f) to enter such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

                  (g) to determine the Debtors' motion, if any, to modify the Plan in accordance with Section 1127 of the Bankruptcy Code; and

                  (h) to determine any other matter not inconsistent with Chapter 11 of the Bankruptcy Code.


                                   ARTICLE 15
                                  MISCELLANEOUS

                  15.1 BOARDS OF DIRECTORS. The boards of directors of the reorganized Debtors upon the Effective Date shall consist of those individuals referred to in the Disclosure Statement with respect to the Plan. Until December 31, 1998, a majority of the directors of the reorganized Debtors shall consist of individuals who were not, as of the Petition Date, insiders of the Debtors or of any person which owned, directly or indirectly on such date, more than five percent (5%) of the outstanding common stock of the Debtors.

                  15.2 HEADINGS. The headings used in the Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the construction of the provisions of this Plan.

                  15.3 SEVERABILITY. Should any provision in the Plan be determined to be unenforceable following the Effective Date, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan.

                  15.4 GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona.

                  15.5 SUCCESSORS AND ASSIGNS. The rights, duties and obligations of any person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such person.

                  15.6 REVOCATION. The Debtors reserve the right to revoke and withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, then the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

                  15.7 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; TIMING. Each of the officers of the Debtors is authorized under the resolutions of the Debtors' Board of Directors to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, and to take such action(s) as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan. All transactions that are required to occur on the Effective Date under the terms of the Plan shall be deemed to have occurred simultaneously.

                  15.8 EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of equity securities, or other estate property under the Plan shall not be subject to any stamp, real estate, transfer, mortgage, recording or other similar tax.

                  15.9 EXCULPATION. Neither the Debtors nor any of their directors, officers, employees, advisors, affiliates or agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with or arising out of, confirmation or consummation of the Plan or the administration of the Plan or property to be distributed under the Plan, except for wilful misconduct or gross negligence, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  15.10 BINDING EFFECT. The Plan shall be binding upon, and shall inure to the benefit of the Debtors, the holders of all claims and interests and their respective successors and assigns.

                  15.11 MODIFICATION OF PAYMENT TERMS. The Debtors reserve the right to modify the treatment of any allowed claim in any manner adverse only to the holder of such claim at any time after the Effective Date upon the prior written consent of the holder whose allowed claim treatment is being adversely affected.

                  15.12 NOTICES. Any notice required or permitted to be provided under the Plan shall be in writing and served by: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery; or (c) reputable overnight carrier service, freight prepaid, to be addressed as follows:

                  UNITECH INDUSTRIES, INC.
                  10535 North 75th Street
                  Scottsdale, Arizona 85260
                  (602) 991-7626
                  Attn:  Virland A. Johnson, Secretary and
                         Chief Financial Officer

                  with a copy to:

                  SQUIRE, SANDERS & DEMPSEY
                  40 North Central Avenue
                  Suite 2700
                  Phoenix, Arizona 85004
                  (602) 528-4000
                  Attn:  Rawle Andrews, Jr., Esq.

                  15.13 DISSOLUTION OF OFFICIAL COMMITTEES. Except as otherwise provided in any order of the Bankruptcy Court, on the Effective Date, any official committees of the holders of Claims or Interests shall be dissolved and the members of any such committees shall thereupon be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Cases, except for the preparation and filing of applications for payment of professionals.

                  15.14 POST-CONFIRMATION FEES AND REPORTS. Unless otherwise ordered by the Bankruptcy Court, the Debtors shall be responsible for the timely payment of all fees incurred pursuant to Section 1930 of Title 28 to the United States Code. Unless otherwise ordered by the Bankruptcy Court, the Debtors also shall file with the Court, and serve on the U.S. Trustee, a quarterly financial report for each quarter (or portion thereof) that the case remains open, in a format prescribed by the U.S. Trustee in accordance with the Guidelines of the Office of the U.S. Trustee.

                                       UNITECH INDUSTRIES, INC.

                                       By /s/ Gerald C. Bellis
                                       -----------------------------
                                              Gerald C. Bellis
                                       Its Pres & C.E.O.
                                       -----------------------------

                                       UNITECH ACQUISITION CORP.

                                       By /s/ Gerald C. Bellis
                                       -----------------------------
                                              Gerald C. Bellis
                                       Its Pres & C.E.O.
                                       -----------------------------

                               SUMMARY OF EXHIBITS



                Plan
Exhibit         Document                                    Reference(s)
-------         --------                                    ------------


  A             Definitions                                      1.1


  B             Terms of Merrill Secured
                Notes                                            4.1

  C             Terms of Imperial Secured
                Notes                                            4.2

  D             Agreement of Merger                              5.1

  E             Stock Purchase Agreement                         8.1

  F             Amended Certificates                             11.1
                of Incorporation

                                    EXHIBIT A

                                   DEFINITIONS


"Allowed Claim" shall mean any Claim, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of claim with respect to such Claim, or which has been or hereafter is scheduled by the Debtor as liquidated in amount and not disputed or contingent and, in either case, a Claim as to which no objections to the allowance thereof has been filed within the applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules or an order of the Bankruptcy Court, or as to which any objection has been determined by a Final Order of the Bankruptcy Court allowing such Claim in whole or in part.

"Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, Title 11, United States Code.

"Bankruptcy Court" shall mean the court in the District of Arizona conferred with authority over the Debtors' Chapter 11 cases or the court so authorized with respect to any proceedings in connection therewith for the purpose of such proceedings.

"Bankruptcy Rules" shall mean the Bankruptcy Rules effective as of the Confirmation Date, together with local rules adopted by the Bankruptcy Court, or such similar rules as may be in effect from time to time in the Bankruptcy Court.

"Cash" shall mean cash, cash equivalents, and other readily marketable securities or instruments.

"Cash Election Pool" shall mean the Five Hundred Thousand Dollar ($500,000) segregated fund created by the Debtors pursuant to subsection 4.6(b) of the Plan to provide distributions to the holders of Electing Class 2C Claims.

"Claim" shall mean any claim against the Debtors as defined in the Bankruptcy Code which has not been disallowed by an order of the Bankruptcy Court or for which an order of disallowance of the Bankruptcy Court has been reversed on appeal by a Final Order of an appellate court.

"Class" shall mean any group of holders of Claims or Interests as specified in
Article 3 of the Plan.

"Confirmation Date" shall mean the date on which the Confirmation Order is entered.

"Confirmation Order" shall mean the order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

"Creditors' Committee" shall mean the official committee of unsecured creditors appointed pursuant to Section 1102 of the Bankruptcy Code in the Debtors' bankruptcy cases.

"Debtors" shall mean, collectively, Unitech Industries, Inc. and Unitech Acquisition Corp. and, from and after the Effective Date, shall include New Unitech and any other successor to Debtors under the Plan.

"Distribution Date" shall mean the latter of: (i) the twentieth business day after the Effective Date; or (ii) the first business day after satisfaction of all terms and conditions under Articles 7, 8 and 9 under the Plan; or any date(s) specified or otherwise contemplated by the Plan.

"Electing Class 2C Claims" shall mean the Class 2C Claims or portions of Class 2C Claims which receive distributions from the Cash Election Pool after election of such treatment pursuant to subsection 4.6(b) of the Plan.

"Effective Date" shall mean the first business day after the latter of: (i) the date the Confirmation Order becomes a Final Order or (ii) the date on which the condition(s) in Section 9.1 of the Plan have been satisfied or been waived in accordance with that Section.

"Final Order" shall mean an order as to which (i) any appeal that has been taken has been finally determined or dismissed, or (ii) the time for filing a notice of appeal or petition for certiorari has expired and no notice of appeal or petition for certiorari has been timely filed.

"Impaired" shall mean, with respect to any Claim, Interest or Class, the condition or effects described in Section 1124 of the Bankruptcy Code.

"Imperial Bank" shall mean Imperial Bank, the holder of the Class 1B Claim.

"Imperial Loan Agreement" shall mean, collectively, the following agreements and instruments between Imperial Bank and the Debtors (i) General Security Agreement (Tangible and Intangible Personal Property) dated March 30, 1995, (ii) Continuing Guarantee dated March 30, 1995, (iii) Subordination Agreement dated March 30, 1995, (iv) Security and Loan Agreement (Accounts Receivable) dated July 31, 1995, (v) Applications and related Security Agreements executed in connection with Commercial Letters of Credit, (vi) Financing Statements on
Form UCC-1, filed with the Arizona Secretary of State and the Maricopa County Recorder.

"Imperial Secured Note" shall mean the note issued to Imperial Bank pursuant to subsection 4.2(c) of the Plan and having terms and conditions as set forth in Exhibit C to the Plan.

"Interest" shall mean any rights of holders of issued and outstanding shares of common stock or other equity securities of Unitech in respect thereof.

"Investors" shall mean the parties purchasing New Common Stock pursuant to the Stock Purchase Agreement.

"Merrill Loan Agreement" shall mean, collectively, the following agreements and instruments between Merrill Lynch and the Debtors: (i) WCMA and Term Loan and Security No. 9404550201, as amended and including the Letter of Credit Supplement thereto, (ii) Financing

Statements on Form UCC-1 filed with the Arizona Secretary of State and the Maricopa County Recorder.

"Merrill Lynch" shall mean Merrill Lynch Business Financial Services, Inc. a Delaware corporation and the holder of the Class 1A Claim.

"Merrill Secured Notes" shall mean the notes issued to Merrill Lynch pursuant to subsection 4.1(b) of the Plan and having terms and conditions as set forth in Exhibit B to the Plan.

"New Common Stock" shall mean the common stock of New Unitech issued pursuant to the Plan and having terms substantially as set forth in Exhibit E to the Plan.

"New Preferred Stock" shall mean the convertible redeemable preferred stock of New Unitech issued pursuant to the Plan and having terms substantially as set forth in Exhibit E to the Plan.

"New Securities" shall mean the New Common Stock and the New Preferred Stock, collectively.

"New Unitech" shall mean [                                  ], a Delaware
corporation formed to accomplish the incorporation of reorganized Unitech Industries in Delaware by virtue of the [merger] described in Section 5.1 of the Plan, a participant and successor to Unitech Industries under the Plan and the issuer of the New Securities.

"Petition Date" shall mean January 25, 1996, the date on which Debtors filed voluntary petitions commencing their bankruptcy cases.

"Plan" shall mean the Joint Plan of Reorganization, dated September 24, 1996, filed by the Debtors, and the exhibits thereto, either in their present form or as altered, amended or modified from time to time.

"Pro Rata" shall mean with respect to an amount of cash or shares of stock to be distributed to the holder of an Allowed Claim of a particular Class on a particular date, the same proportion that such Allowed Claim bears to the aggregate of all Claims of that particular Class on that particular date.

"Reserve Fund" shall mean the fund established pursuant to Section 6.1 of the Plan.

"Secured Claim" shall mean a Claim secured by a valid and unavoidable lien on or security interest in property of the Debtors, to the extent of the value of such lien or security interest.

"Solidex" shall mean Unitech Acquisition Corp, a Delaware corporation and the debtor in case number 96-819-PHX-RGM pending in the Bankruptcy Court.

"Unitech Industries" shall mean Unitech Industries, Inc., a California corporation and the debtor in case number 96-818-PHX-RGM pending in the Bankruptcy Court.

"Unsecured Claim" shall mean a Claim to the extent of the amount of such Claim which (i) is not secured by any valid and unavoidable lien on or security interest in property of the Debtors, or (ii) is greater than the value of any valid and unavoidable lien on or security interest in property of the Debtors which secures such Claim.

                       MERRILL LYNCH EXIT FINANCING TERM SHEET

This Exit Financing Term Sheet (the "Merrill Term Sheet") outlines the potential terms of and conditions of a proposed restructured loan (the "Restated Merrill Loan") by and between Merrill Lynch Financial Business Services, Inc. ("Merrill Lynch" or "Lender") and the reorganized Unitech Industries, Inc. ("Unitech" or "Borrower"), in connection with the consummation of that certain proposed Plan of Reorganization and Disclosure Statement dated August 15, 1996, together with any amendments thereto (the "Plan"). The following is not a legally binding commitment on the part of Merrill Lynch, but simply is a preliminary summary of the potential terms and conditions for proposed exit financing. These potential terms and conditions are all subject to change. No rights, obligations or liabilities of any kind or nature whatsoever shall arise on the part of Merrill Lynch or any other person as a result of the provisions of this Term Sheet. The proposed terms and conditions of the Restated Merrill Loan would be as follows:

1. BORROWER:                The Reorganized Unitech Industries, Inc., a Delaware
                            corporation.

2. LENDER:                  Merrill Lynch Financial Business Services, Inc., a
                            Delaware corporation, or its assignee or successor in interest.

3. FACILITY:                Term Loan - The Restated Merrill Loan will be a term
                            loan and be modified, restated and affirmed as required by Lender.

4. LOAN MATURITY:           As to Promissory Note #2, October 31, 1998 or two
                            years after the Closing Date. As to Promissory Note
                            #1, October 31, 1999, or three years from the Closing Date as defined in the Plan. Closing Date and closing to occur no later than December 31, 1996.

5. RESTATED LOAN AMOUNT:    The total amount of the Restated Merrill Loan will
                            be divided into two promissory notes.
                            Promissory Note #1 - $2,000,000.00 ($4,000,000.00
                            less $2,000,000.00 Initial Payment of cash on the Closing Date)
                            Promissory Note #2 - In an amount not to exceed
                            $500,000.00. Approximately $503,412.00 of principal and accrued interest plus continuing interest, fees and expenses on the pre-confirmation debt is owed less any adequate protection payments made in November and December 1996. At Closing, Unitech will pay to
                            Merrill Lynch an amount sufficient to reduce such debt to $500,000.00 (the "Additional Closing Payment
                            Amount").

6. INITIAL PAYMENT:         $2,000,000.00 in Cash on the Closing Date (the
                            "Initial Payment"), plus the Additional Closing
                            Payment Amount referenced in paragraph 5 above.

7. PAYMENTS:                Promissory Note #1 - Except as provided in the
                            paragraph 8 below, interest only for first year payable monthly, thereafter interest and principal payable monthly with monthly principal amortized over two years. All due and payable October 31, 1999 or three years from the Closing Date. Promissory
                            Note #2 - Principal and interest payable monthly.
                            Principal fully amortized over two years. All due and payable October 31, 1998, or two years from the Closing Date.

8. ADDITIONAL
   PRINCIPAL PAYDOWNS:      In addition to the principal payments indicated in
                            the above paragraph, additional principal paydowns will be required in the first year on Promissory
                            Note #1 based upon the occurrence of operating cash flow benchmarks to be determined mutually by Unitech and Merrill Lynch and included in the final documentation. This paydown will be in addition to the required monthly principal payments and will be applied to principal only.

9. INTEREST RATE:           Ten percent (10.0%) per annum. Interest paid
                            monthly in arrears and calculated on the outstanding principal amount each month.

10. PREPAYMENT:             The Restated Loan may be prepaid, in whole, at any
                            time during the Loan Term, without penalty or premium.

11. COLLATERAL:             The Restated Loan (evidenced by the two Promissory
                            Notes) shall be secured by a first priority lien on all of the assets of Reorganized Unitech Industries
                            ("Collateral"), including
                            but not limited to all collateral securing the pre- and post-petition Merrill Lynch claim under the certain WCMA and Term Loan and Security Agreement, together with any related agreements and instruments and the Cash Collateral Orders (collectively and as amended, the "Merrill Loan Agreement"). Cash and bank accounts are included in the Collateral. In the event that Unitech obtains partial exit financing from IBJ Schroeder and pays all the amounts due to Merrill Lynch at Closing (including the Initial
                            Payment and the Additional Closing Payment Amount) plus the amounts due under Promissory Note #1, then the remaining debt to be evidenced by Promissory
                            Note #2 (in an amount not to exceed $500,000.00) shall constitute Merrill Lynch's Restated Loan. In that limited circumstance, Promissory Note #2 shall be secured by a second priority lien, subject only to IBJ Schroeder's first priority lien, on all of the Collateral.

12. LOAN DOCUMENTS:         All documents executed in connection with the
                            Restated Loan (the "New Merrill Loan Documents") shall be jointly prepared by counsel for Borrower and Lender and shall be on such forms and contain such terms and provisions as shall be required by the parties hereto. The New Merrill Loan Documents shall include, but not be limited to, the following:
                            (i) a Restated Loan Agreement; (ii) Promissory
                            Notes; (iii) a Security Agreement encumbering the
                            Collateral; (iv) Uniform Commercial Code financing statement(s); (v) cash collateral agreements and account document; (vi) opinions of counsel, in such form and content as Merrill may require; (vii) corporate resolutions, articles of incorporation and such other evidence transacting authority as Lender may require; (viii) escrow agreement(s) as applicable; and (ix) any other loan document which Lender may require in its discretion.

13. CROSS DEFAULT/CROSS
    COLLATERALIZATION:      The Restated Loan Agreement is one loan but
                            evidenced by two promissory notes. The notes will be cross-defaulted and will be secured by all of the same collateral.

14. ADDITIONAL FINANCING:   During the Restated Loan Term, Borrower shall be
                            permitted to enter into or incur unsecured trade credit, which shall at all times be junior to the Restated Merrill Loan, and shall be permitted to enter into or incur Purchase Money Security debt, not to exceed $100,000 in the aggregate. In the event Unitech pays all the amounts due to Merrill
                            Lynch at Closing hereunder (including the Initial
                            Payment and the Additional Closing Payment Amount) and the amounts due under Promissory Note #1 at Closing, but continues to finance Promissory Note #2 hereunder, Merrill Lynch will waive this restriction.

15. INSURANCE:              At Lender's request, Borrower shall provide, at
                            Borrower's expense, policies of insurance or insurance binders evidencing liability and property damage insurance, and any other insurance, required under the Loan Documents.

16. LOAN-TO-VALUE:          At Closing and at all times thereafter, the Restated
                            Loan Amount (which includes Promissory Note #1 and
                            Promissory Note #2 amounts outstanding) shall not exceed the aggregate of 50% of the Inventory (as shown on Unitech's regular books and records less obsolete and unsalable inventory) and 80% of the Eligible Accounts (as shown on Unitech's regular books and records less accounts over 90 days old and accounts directly or indirectly due from any subsidiary or affiliate or any shareholder, officer or employee of Unitech or any subsidiary or affiliate). At any point in time that the loan-to-value ratio is not met, the Restated Loan shall be in default and Unitech, within five days of receiving notice, shall be required to make additional principal reductions to the Restated Loan in an amount sufficient to satisfy the loan-to-value ratio and bring the Restated Loan into compliance.

17. ADDITIONAL:               Additional terms, restrictive covenants, financial
                              covenants and events of default may be added at Lender's discretion and are subject to further discussion. The reporting requirements and the Lender's access to books and records will need to be further defined and expanded. Except for the contemplated issuance of stock under the Plan of Reorganization at Closing, there shall be no change in ownership as long as the Lender's
                              Restated Loan is outstanding. Any change would be an event of default. In addition, there shall be no payment or transfer of a distribution, dividend or redemption in cash, property, securities, or otherwise of the Series A
                              Preferred Stock or Common Stock as long as the Lender's Restated Loan is outstanding. Any such payment or transfer would be an event of default.
                              The bankruptcy exit financing listed herein is contingent upon (i) confirmation of the proposed
                              Plan of Reorganization in final substance acceptable to Lender and (ii) entry of a Confirmation Order acceptable to Lender. The confirmation of the Plan and closing of the Restated Loan shall occur no later than December
                              31, 1996.

                                                                       EXHIBIT C

                                 IMPERIAL TERM SHEET

This Term Sheet (the "IMPERIAL TERM SHEET") outlines the terms of and conditions of a proposed restructured loan (the "RESTATED IMPERIAL LOAN") by
and between Imperial Bank, N.A. ("Imperial Bank" or "Lender"), a [         ]
corporation, and the reorganized Unitech Industries, Inc. ("Unitech" or "Borrower"), a Delaware corporation, in connection with the consummation of that certain proposed Plan of Reorganization and Disclosure Statement dated August 15, 1996, together with any amendments thereto (the "Plan"). The terms and conditions of the Restated Imperial Loan would be as follows:

1. BORROWER:                  The Reorganized Unitech Industries, Inc., a
                              Delaware corporation.

2. LENDER:                    Imperial Bank, N.A., a [      ] corporation, or
                              its assignee or successor in interest.

3. RESTATED LOAN AMOUNT:      Restated principal balance of $1,518,282.00
                              ($3,718,282.00 less $1,000,000.00 cash payment on
                              the Effective Date and $1,200,000.00 of New
                              Unitech Preferred Stock), or such lesser amount as may exist by virtue of pre-closing principal reduction payments by Unitech in the form of Cash or the issuance of equity securities.

4. LOAN MATURITY:             December 31, 1999, or 3 years from the Effective
                              Date as defined in the Plan.

5. INITIAL PAYMENT:           $1,000,000.00 in Cash on the Effective Date as
                              defined in the Plan.

6. REPAYMENT:                 Quarterly interest payments from the Effective
                              Date with the principal due at maturity.

7. INTEREST RATE:             Twelve percent (12.0%) per annum.

8. PREPAYMENT:                The Restated Loan may be prepaid, in whole, at any
                              time during the Loan Term, without penalty or premium.

9. SECURITY:                  The Restated Loan shall be secured to the extent
                              of the value of the Collateral securing the Allowed Imperial claim under the certain General
                              Security Agreement, and the

                                Security and Loan Agreement, together with any related agreements and instruments (collectively and as amended, the "Imperial Loan Agreement")

10. LOAN DOCUMENTS:             All documents executed in connection with the
                                Restated Loan (the "NEW IMPERIAL LOAN
                                DOCUMENTS") shall be jointly prepared by counsel for Borrower and Lender and shall be on such forms and contain such terms and provisions as shall be required by the parties hereto. The New
                                Imperial Loan Documents shall include, but not be limited to, the following: (i) a Restated
                                Loan Agreement; (ii) a Promissory Note; (iii) a
                                Security Agreement encumbering the Collateral;
                                (iv) Uniform Commercial Code financing
                                statement(s); (v) opinions of counsel, in such form and content as the parties may require;
                                (vi) corporate resolutions, articles of
                                incorporation and such other evidence of transacting authority as Lender may require; and
                                (vii) escrow agreement(s) as applicable.

11. ADDITIONAL FINANCING:       During the Restated Loan Term, Borrower shall be
                                permitted to enter into or incur secured or unsecured financing other than the Restated
                                Imperial Loan.

12. INSURANCE:                  At Lender's request, Borrower shall provide, at
                                Borrower's expense, policies of insurance or insurance binders evidencing liability and property damage insurance, and any other insurance, required under the Loan Documents.

        This Loan Term Sheet merely outlines certain of the terms and conditions of the Restated Loan Agreement by and between Imperial Bank and the reorganized Unitech. THE FULL AND COMPLETE TERMS AND CONDITIONS OF THE RESTATED IMPERIAL LOAN WILL BE SET FORTH IN THE NEW IMPERIAL LOAN DOCUMENTS. TO THE EXTENT ANY CONFLICT ARISES BETWEEN THIS LOAN TERM SHEET AND THE NEW IMPERIAL LOAN DOCUMENTS, THE NEW IMPERIAL LOAN DOCUMENTS SHALL PREVAIL.

        If Borrower or its affiliate(s) executes this Loan Term Sheet and places or causes funds of not less than $1,000,000.00 to be placed in escrow to cover such amounts as are required to be paid to in Cash to Imperial on the Effective Date (as defined in the Plan), Lender shall authorize the preparation of the New Imperial Loan Documents and take such other actions as Lender may determine, in its sole discretion, is necessary in connection with this transaction. The Restated Imperial Loan shall be made in solely accordance with the provisions of this Loan Term Sheet and the New Imperial Loan Documents, including, without limitation, the execution by Borrower of the New Imperial Loan Documents.

        Except as expressly provided in the Plan, this Loan Term Sheet is not assignable by Borrower and supersedes any prior understandings or agreements with respect to the Restated Imperial Loan. Lender will use reasonable efforts to allow a closing of the Restated Imperial Loan to occur on or before _________, 1996, provided, of course, that all such terms and conditions have been satisfied. Notwithstanding the preceding sentence, however, this Loan Term Sheet shall automatically expire and be of no further force and effect as of 5:00 p.m. (MST) on ________, 1996, unless Lender expressly agrees in writing to extend such expiration date and time.

                                 AGREEMENT OF MERGER

        This Agreement of Merger is entered into between [NEW UNITECH INDUSTRIES, INC.], a Delaware corporation ("Surviving Corporation") and UNITECH INDUSTRIES, INC., a California corporation ("Merging Corporation").

                                      RECITALS:

        A. Merging Corporation filed for reorganization under Chapter 11 of the Bankruptcy Code on January 25, 1996 and, since such filing, has operated as a debtor in possession subject to the jurisdiction of the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court").

        B. Merging Corporation has, together with its wholly owned subsidiary Unitech Acquisition Corp., filed their Amended Joint Plan of Reorganization dated _____________, 1996 (such plan, as hereafter amended, the "Plan").

        C. Pursuant to the terms of the Plan, Merging Corporation will change the state of its incorporation to Delaware in a transaction under Section 368(a)(1)(G) of the Internal Revenue Code.

        NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

        1. Merging Corporation shall be merged into Surviving Corporation.

        2. The outstanding shares of Merging Corporation shall be cancelled and no shares of Surviving Corporation shall be issued in exchange therefor.

        3. The outstanding shares of Surviving Corporation shall remain outstanding and are not affected by the merger.

        4. Following the merger effected by this Agreement of Merger, Surviving Corporation shall perform all of the obligations of Merging Corporation pursuant to the Plan. Without limiting the generality of the foregoing, Surviving Corporation shall (a) issue its preferred and common shares, (b) issue its secured notes and (c) make the payment of cash, all as required by the terms of the Plan.

        5. Following the merger effected by this Agreement of Merger, Surviving Corporation shall be subject to the jurisdiction of the Bankruptcy Court as fully as the Bankruptcy Court would have jurisdiction with respect to the Merging Corporation had the merger effected by this Agreement of Merger not taken place.

        6. Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

        7. The effect of the merger and the effective date of the merger are as prescribed by law. If the Effective Date, as defined in the Plan, shall not have occurred by December 31, 1996, this Agreement of Merger shall be void and of no force or effect.

        IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of this __ day of _____, 1996.


                                        [NEW UNITECH INDUSTRIES, INC.]

                                        By____________________________
                                          ________________, President

                                        By ___________________________
                                           _______________, Secretary


                                        UNITECH INDUSTRIES, INC.

                                        By ___________________________
                                           Gerald C. Bellis, President

                                        By ___________________________
                                           Virland A. Johnson, Secretary

                             CERTIFICATE OF APPROVAL

                                       OF

                               AGREEMENT OF MERGER



____________________ and ________________________ certify that:

1. They are the president and the secretary, respectively, of (here set forth the name of the corporation EXACTLY as of record in the office of the Secretary of State), a California corporation.

2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the corporation.

3. The shareholder approval was by the holders of 100% of the outstanding shares of the corporation.

4. There is only one class of shares and the number of shares outstanding is ________________________.


We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE:  _____________________________



                                        (Signature of President)
                                        --------------------------------------
                                        (Typed Name of President), President


                                        (Signature of Secretary)
                                        --------------------------------------
                                        (Typed Name of Secretary), Secretary



AGREEMENT OF MERGER-COMMON OWNERSHIP

THIS MODEL IS FOR USE WHERE THERE IS ONLY ONE CLASS OF SHARES AND 100% SHAREHOLDER APPROVAL IS RECEIVED. FOR OTHER SITUATIONS, REFER TO SECTION 1103 OF THE CORPORATIONS CODE OR A TEXTBOOK.

A CERTIFICATE OF APPROVAL FOR EACH CORPORATION MUST ACCOMPANY THE
AGREEMENT OF MERGER.

                            STOCK PURCHASE AGREEMENT


                                     between


                            UNITECH INDUSTRIES, INC.


                                       AND


                              UNITECH HOLDINGS, LLC




                              Dated October 1, 1996

                                TABLE OF CONTENTS

                                                                                           Page


1.       Definitions......................................................................  1

2.       Sale and Purchase of Shares......................................................  3
         2.1      The Shares..............................................................  3
         2.2      Transaction Price and Payment for Shares................................  4
         2.3      Delivery of Shares......................................................  4
         2.4      Purchase for Investment.................................................  4
         2.5      No Registration; Resale Restricted......................................  4


3.       Closing; Closing Date............................................................  5

4.       Representations and Warranties of the Company....................................  5
         4.1      Organization; Standing and Authority....................................  5
         4.2      Execution and Delivery..................................................  5
         4.3      Governmental Consents and Approvals.....................................  5
         4.4      No Breach...............................................................  6
         4.5      Capital Stock; Title....................................................  6
         4.6      Options or Other Rights.................................................  6
         4.7      Charter Documents and By-laws...........................................  6

5.       Representations and Warranties of Purchaser......................................  7
         5.1      Organization, Standing and Authority....................................  7
         5.2      Execution and Delivery..................................................  7
         5.3      Governmental Consents and Approvals.....................................  7
         5.4      No Breach...............................................................  7
         5.5      Financing...............................................................  8
         5.6      Purchase not for Distribution...........................................  8
         5.7      Brokers.................................................................  8
         5.8      Disclosure..............................................................  8
         5.9      Accredited Investor.....................................................  8

6.       Covenants and Agreements.........................................................  8
         6.1      Conduct of Business.....................................................  8
         6.2      Approvals...............................................................  9
         6.3      Further Assurances......................................................  9

7.       Conditions Precedent to the Obligation of Purchaser..............................  9
         7.1      Representations and Warranties; Covenants and Agreements................  9
         7.2      Governmental Permits and Approvals......................................  9
         7.3      Third Party Consents.................................................... 10
         7.4      Opinion of Counsel to Company........................................... 10

8.       Conditions Precedent to the Obligations of the Company........................... 10
         8.1      Representations and Warranties; Covenants and Agreements................ 10
         8.2      Governmental Permits and Approvals...................................... 10


                                       (i)

                                                                                                                 Page

         8.3      Third Party Consents........................................................................... 11
         8.4      Opinion of Counsel to Purchaser................................................................ 11

9.       Survival of Representations and Warranties.............................................................. 11

10.      Termination............................................................................................. 11
         10.1     Termination and Abandonment.................................................................... 11
         10.2     Expenses....................................................................................... 11

11.      Miscellaneous........................................................................................... 11
         11.1     Transfer Taxes................................................................................. 11
         11.2     Notices........................................................................................ 11
         11.3     Entire Agreement............................................................................... 13
         11.4     Waivers and Amendments; Noncontractual Remedies; Preservation of
                  Remedies....................................................................................... 13
         11.5     Governing Law.................................................................................. 13
         11.6     Binding Effect; Assignment Limited............................................................. 13
         11.7     No Third-Party Beneficiaries................................................................... 13
         11.8     Counterparts................................................................................... 14
         11.9     Exhibits and Schedules......................................................................... 14
         11.10    Headings....................................................................................... 14
         11.11    Remedies....................................................................................... 14
         11.12    Invalidity of Provision........................................................................ 14
         11.13    Grammatical Construction....................................................................... 14


SCHEDULES

Seller Disclosure Schedule
Purchaser Disclosure Schedule

EXHIBITS

Exhibit A -       Form of Opinion of Counsel to Company
Exhibit B -       Form of Opinion of Counsel to Purchaser





                                      (ii)

                            STOCK PURCHASE AGREEMENT


              STOCK PURCHASE AGREEMENT dated October 1, 1996, by and between UNITECH INDUSTRIES, INC. and UNITECH HOLDINGS, LLC.

                                    RECITALS:

              WHEREAS, the Company and its wholly-owned subsidiary Unitech Acquisition Corp. are presently debtors-in-possession in reorganization cases under Chapter 11 of the Bankruptcy Code pending in the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court").

              WHEREAS, the Company is a proponent of a Joint Plan of Reorganization dated August 15, 1996, as amended (the "Plan").

              WHEREAS, pursuant to the Plan, the Company will be merged into a newly-formed Delaware corporation which will succeed to all of the Company's rights and obligations and which will be the issuer of the common and preferred stock distributed under the Plan.

              WHEREAS, the Company has approached purchaser to provide certain funds to facilitate payments to creditors and holders of equity securities in conjunction with the Plan.

              WHEREAS, as of the Effective Date, the Company will have (i) 30,000,000 authorized shares of common stock, $.001 par value per share ("Common Stock") (ii) approximately 2,080,000 shares of Common Stock to be issued to holders of Class 3A Interest pursuant to the Plan, (iii) approximately 1,040,000 shares of Common Stock available for subscription by holders of Class 3A Interests pursuant to the Plan (iv) 10,000,000 authorized shares of Convertible Redeemable Preferred Stock ("Preferred Stock"), and (v) approximately 3,500,000 shares of Preferred Stock to be issued to holders of Claims pursuant to the Plan;

              WHEREAS, the Company desires to issue 1,000,000 shares of Common Stock (the "Issued Shares") to the Purchaser and the Purchaser desires to purchase such Shares, subject to the terms and conditions and for the consideration set forth in this Agreement; and

              WHEREAS, the Purchaser has also agreed to purchase any of the 1,040,000 shares of Common Stock described above (the "Subscription Shares" and together with the Issued Shares, collectively the "Purchased Shares") which are not subscribed by holders of Class 3A Interests pursuant to the Plan;

              WHEREAS, in addition to the Purchased Shares, the Company will issue 100,000 shares of Common Stock (the "Standby Shares" and, together with the Purchased Shares, collectively the "Shares") in consideration of the Purchaser's standby commitment as set forth in this Agreement;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the Company and the Purchaser agree as follows:

              1. Definitions. Except as the context shall otherwise require, the following terms when used in this Agreement shall have the following meanings, the definitions to be applicable to both the singular and plural forms of each term defined to the extent that such forms of such terms are used in this
Agreement:

              "affiliate" means, with respect to any person, at the time in question, any other person controlling, controlled by or under common control with such person.

              "Agreement" means this Stock Purchase Agreement, including the exhibits and schedules attached hereto.

              "Business Day" means any day which is neither a Saturday nor a Sunday, nor a day on which banking institutions in the City of Phoenix, Arizona, shall be permitted or required by law or executive order to be closed.

              "Closing" means the closing of the sale and purchase of the Purchased Shares contemplated by this Agreement.

              "Closing Date" means the date of the Closing pursuant to Section 3 hereof.

              "Company" means Unitech Industries, Inc. a California corporation and, following the merger described in the Plan, shall include the Delaware corporation which is the survivor of such merger and the issuer of the Common and Preferred Stock.

              "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to the Purchaser in connection with the execution and delivery hereof.

              "contracts and other agreements" means all contracts, agreements, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding agreements.

              "Dividend" means any distribution on or in respect of the capital stock of any person and any amount paid by any such person in respect of the purchase, redemption, retirement or other acquisition of any share of its capital stock.

              "Executive Officers" means, with respect to any corporation, the chairman of the Board of Directors, the president, and any executive or senior vice president of such corporation (and other individuals, if any, performing comparable functions), and with respect to any partnership, the individuals performing comparable functions on behalf of such partnership.

              "Federal" means of or pertaining to the government of the United States of America.

              "governmental or regulatory body" means any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

              "IRS" means the Internal Revenue Service of the United States of America.

              "knowledge" means, with respect to any entity, the actual knowledge of any of the Executive Officers of such entity.

              "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance.

              "Litigation" means any claim, action, suit, proceeding, arbitration or investigation.

              "Material Adverse Effect" means an effect which is either (i) materially adverse to the Permits, business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) adverse to the ability of the Company to consummate the transactions contemplated by this Agreement, provided that general economic conditions or conditions affecting other companies in the home health care business generally are not Material Adverse Effects.

              "Permits" means all licenses, permits, orders, approvals, registrations, authorizations and qualifications with and under all Federal, state, local or foreign laws and governmental or regulatory bodies and all industry or other nongovernmental self-regulatory organizations that are necessary for the conduct of the applicable person's business and the ownership of its properties.

              "Plan" means the Company's Joint Plan of Reorganization dated August 15, 1996, as amended from time to time.

              "property" means real, personal or mixed property, tangible or intangible.

              "Purchaser" means "Unitech Holdings, LLC", a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.


              "Purchaser Disclosure Schedule" means the disclosure schedule delivered by Purchaser to the Company in connection with the execution and delivery hereof.

              "Securities Acts" means, collectively, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

              "Shares" has the meaning set forth in the recitals hereof.

              "subsidiary" of any person means a person 50% or more of the outstanding voting stock, general partnership interests or other ownership interests of which are owned, directly or indirectly, by such person or one or more other subsidiaries of such person. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so far as no senior class of stock has such voting power by reason of any contingency.

              "Taxes" means all taxes, charges, fees, levies, or other similar assessments, including without limitation (i) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States of America, any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States, or any such government; and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

              "Tax Returns" means any report, return, statement, or other information required to be supplied to a taxing authority in connection with Taxes.

              2.      Sale and Issuance of the Shares.

                      2.1      The Purchased Shares.

              (a) At the Closing, the Company shall issue the Purchased Shares to Purchaser, and Purchaser shall purchase the Purchased Shares from the Company, upon the terms and subject to the conditions set forth herein.

              (b) The purchase price for the Purchased Shares shall be an amount equal to $1.50 per share for all Purchased Shares (the "Transaction Price"). At the Closing, Purchaser shall pay the Transaction Price to the Company, in immediately available funds by wire transfer to such account or accounts as the Company shall have designated to Purchaser, in the manner specified herein for the delivery of Notice, not less than one Business Day prior to the Closing Date.

                      2.2 Issuance of the Standby Shares. At the Closing, upon Purchaser's payment of the Transaction Price, the Company shall issue the Standby Shares to Purchaser, without further payment or consideration.

                      2.3 Delivery of Shares. At the Closing, the Company shall deliver to Purchaser certificates representing the Shares acquired by Purchaser hereunder, and such other instruments as shall reasonably be required by Purchaser to vest in Purchaser all right, title and interest in and to such Shares, free and clear of any lien or other encumbrance. All such certificates and instruments shall be in form and content reasonably satisfactory to Purchaser and its counsel.

                      2.4 Purchase for Investment. Purchaser is acquiring the Shares solely for its own account, as principal, for investment, and not with a view to the distribution or resale of, nor with any present intention of selling or otherwise transferring, the Shares or any interest in the Shares. No other person has a direct or indirect beneficial interest in the Shares. To evidence Purchaser's agreement to hold the Shares being issued to Purchaser consistent with such investment intention, Purchaser agrees to the following legend being placed on any certificate or other instrument evidencing the Shares:

              THE SHARES OF PREFERRED REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACTS OF ANY STATE. SUCH SHARES HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR ITS OWN ACCOUNT AND NOT WITH A VIEW TO DISTRIBUTION AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE

              RECEIPT BY THE COMPANY OF AN OPINION OF THE REGISTERED HOLDER'S COUNSEL (REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL), OR AN OPINION OF THE COMPANY'S COUNSEL, THAT SUCH SALE, OFFER, TRANSFER OR DISPOSITION IS EXEMPT FROM THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

The legend above shall be removed from a certificate and the Company shall issue a certificate without such legend if such Shares are registered and sold under the Securities Act of 1933, as amended, and applicable state securities laws, or if the registered holder thereof provides the Company with an opinion of counsel (reasonably satisfactory to the Company and its counsel), or an opinion of the Company's counsel, to the effect that such sale, offer, transfer or other disposition of such Shares may be made without registration.

                      2.5 No Registration; Resale Restricted. Purchaser understands and agrees that the Shares are being offered and issued by the Company in reliance upon the exemption provided by Section 4(2) of the Securities Act and provided by applicable state securities acts, on the grounds that no public offering is involved. Purchaser may have to hold the Shares and bear the economic risk of investment in the Shares for an indefinite period of time and may be unable to liquidate Purchaser's investment in case of an emergency, since the Shares have not been registered under the Securities Act or under any state securities acts and are instead being offered to Purchaser pursuant to an exemption from the registration provisions thereof.

              3. Closing; Closing Date. The Closing shall take place at the offices of Squire, Sanders & Dempsey, Two Renaissance Square, 40 North Central Ave., Suite 2700, Phoenix, AZ 85004-4441 beginning at 10:00 a.m., Phoenix Time, on the Effective Date, as defined in the Plan (the "Closing Date").

              4. Representations and Warranties of the Company. The Company represents and warrants to Purchaser as set forth below in this Section 4.

                      4.1      Organization; Standing and Authority.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Company's subsidiaries is a corporation duly organized under the laws of the jurisdiction of its incorporation, as shown in
Section 4.1 of the Company Disclosure Schedule.

              (b) Each of the Company and its subsidiaries has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted by it. Except as set forth in Section 4.1 of the Company Disclosure Schedule, each of the Company and its subsidiaries is duly qualified or otherwise authorized or admitted to transact business and is in good standing in each jurisdiction set forth in Section 4.1 of the Company Disclosure Schedule, which are the only jurisdictions in which such qualification, authorization or admission is required by law, except for any jurisdictions in which the failure to be so qualified, authorized or admitted could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                      4.2 Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                      4.3 Governmental Consents and Approvals. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not require any of the Company or any subsidiary of the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental or regulatory body or judicial authority, except (i) as set forth in Section 4.3 of the Company Disclosure Schedule and (ii) such consents, approvals, actions, filing or notices which, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Purchaser's ability to own, possess or exercise the rights of an owner with respect to the Shares.

                      4.4 No Breach. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby in accordance with the terms and conditions hereof will not, except as set forth in Section 4.4 of the Company Disclosure
Schedule: (i) violate any provision of the articles or certificate of incorporation or by-laws or other charter or organizational documents of the Company or any subsidiary of the Company, (ii) violate, conflict with or result in the breach of any of the provisions of, any contract or other agreement (including any indenture) to which the Company or any subsidiary of the Company is a party or by or to which the Company or any subsidiary of the Company or any of their respective assets or properties may be bound or subject, (iii) upon receipt of the approvals referred to in Section 4.3 of the Company Disclosure Schedule, violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to the Company or any subsidiary of the Company or any of their respective assets or properties, or (iv) upon receipt of the approvals referred to in Section 4.3 of the Company Disclosure Schedule, result in the breach of any of the terms or conditions of, constitute (with or without notice or lapse of time or both) a default under, or otherwise cause an impairment of, any Permit, except, in each case for such violations, conflicts, breaches, modifications, rights, defaults and impairments that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                      4.5 Capital Stock; Title. Section 4.5 of the Company Disclosure Schedule accurately sets forth the authorized capital stock of each of the Company and its subsidiaries and the number of shares of each class of capital stock of the Company and each of such subsidiaries that are issued and outstanding as of the date hereof. The Shares and all of the issued and outstanding shares of capital stock of the subsidiaries of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned beneficially and of record as set forth in Section 4.5 of the Company Disclosure Schedule, free and clear of any lien or other encumbrance.

                      4.6 Options or Other Rights. Except as set forth in
Section 4.6 of the Company Disclosure Schedule (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or any subsidiary of the Company, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company or any subsidiary of the Company (or any interest therein), (ii) there is no outstanding security of any kind convertible into or exchangeable for the capital stock of the Company or any subsidiary of the Company (or any interest therein), (iii) there is no outstanding contract or other agreement of or binding upon the Company to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, (iv) there is no agreement of any kind that gives any person any right to participate in the equity, value or income of the Company or any of its subsidiaries, or to vote in the election of directors or officers of, or otherwise with respect to the affairs of, the Company or any of its subsidiaries.

                      4.7 Charter Documents and By-laws. The minute books of each of the Company and each subsidiary of the Company accurately reflect in all material respects all formal actions taken at all meetings and consents in lieu of meetings of stockholders of such persons since its incorporation and all formal actions taken at all meetings and all consents in lieu of meetings of the Board of Directors of each of such persons and all committees thereof. All of such minute books, together with copies of the Company's Articles of Incorporation and By-Laws, shall be made available for inspection by Purchaser within ten (days) of the execution of this Agreement.

                      4.8 Ownership of Subsidiaries and Affiliates . The Company holds record ownership of the issued and outstanding stock of Unitech Acquisition Corporation and, as described in the Company Disclosure Schedule, owns, directly or indirectly the voting stock of its other subsidiaries.

              5. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as set forth below in this Section 5.

                      5.1 Organization, Standing and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                      5.2 Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                      5.3 Governmental Consents and Approvals. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any person, governmental or regulatory body or judicial authority except (i) as set forth in
Section 5.3 of the Purchaser Disclosure Schedule and (ii) those which, if not obtained, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

                      5.4 No Breach. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not:
(i) violate any provision of the Articles of Organization or Operating Agreement of Purchaser, (ii) violate, conflict with or result in the breach of any of the provisions of any contract or other agreement to which Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject or
(iii) upon receipt of the approvals referred to in Section 5.3 of the Purchaser Disclosure Schedule, violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Purchaser, except, in each case for such violations, conflicts, breaches, modifications, rights and defaults that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

                      5.5 Financing. The Purchaser has sufficient funds to purchase the Purchased Shares in accordance with the terms of this Agreement and to pay all related fees and expenses it will be required to pay.

                      5.6 Purchase not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Purchaser for its own account and not with a view to distribution. Purchaser will not resell, transfer, assign or distribute the Shares, except in compliance with the registration requirements of the Securities Act of 1933, as amended, pursuant to available exemption therefrom.

                      5.7 Brokers. No broker or finder has acted directly or indirectly for Purchaser, nor has Purchaser incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

                      5.8 Disclosure. Neither this Agreement, nor the Company Disclosure Schedule or any other schedule or exhibit hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which such statements were made, not misleading.

                      5.9 Accredited Investor. Purchaser acknowledges that Purchaser is an "Accredited Investor" as that term is defined in Regulation D, Rule 501(a)(6), although the Company is relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and not Regulation D promulgated thereunder. Upon request from the Company, Purchaser shall provide the Company with such information as the Company may request to verify that Purchaser is an Accredited Investor.

              6. Covenants and Agreements. The parties covenant and agree as set forth below in this Section 6.

                      6.1 Conduct of Business. From the date hereof through the Closing Date, except as may otherwise be expressly required or permitted by this Agreement, the Company covenants that:

              (a) The Company will, and will cause each of its subsidiaries to,
(i) conduct the business of the Company and its subsidiaries only in the ordinary course of business, and (ii) use all commercially reasonable efforts to preserve intact in all material respects the present business organization, reputation, and customer relations of each of the Company and its subsidiaries.

              (b) The Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to (i) maintain all material Permits (including licenses, qualifications, and authorizations) of each of the Company and its subsidiaries to do business in each jurisdiction in which it is licensed, qualified, or authorized and (ii) continue in all material respects and consistent with practice on the date hereof all marketing and selling activities relating to the business, operations, and affairs of each of the Company and its subsidiaries.

              (c) Except as contemplated by the Plan, the Company and its subsidiaries shall not issue, sell, pledge, hypothecate or otherwise encumber any shares of Common Stock or capital stock of any class, or options, warrants, convertible securities, subscription rights or rights to acquire any such shares (other than issuances of Common Stock upon the exercise of options, warrants or rights outstanding on the date hereof).

                      6.2      Approvals.

              (a) The Company and Purchaser shall (i) take all reasonable steps necessary or appropriate, and use all commercially reasonable efforts, to obtain as promptly as practicable all necessary approvals, authorizations and consents of governmental and regulatory bodies required to be obtained to consummate the transactions contemplated by this Agreement and (ii) cooperate with one another in seeking to obtain all such approvals, authorizations and consents. The Company and Purchaser shall use their reasonable best efforts to provide such information to governmental and regulatory bodies as such bodies may reasonably request.

              (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to governmental or regulatory bodies in connection with this Agreement.

                      6.3 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Each such party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

                      6.4 Delivery of the Disclosure Schedules. Within ten (10) business days from the date of the execution of this Agreement, the Company and the Purchaser shall deliver to each other, respectively, the Company Disclosure Schedule and the Purchaser Disclosure Schedule. Each party shall have the right to terminate this Agreement within five (5) business days from receipt of their respective Schedule based on their disapproval of the matters set forth in such Schedule. Following expiration of such five (5) days review period without any such termination, the respective Disclosure Schedules shall be deemed approved and shall become a part of this Agreement.

              7. Conditions Precedent to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Purchaser of the conditions set forth below in this Section 7.

                      7.1 Representations and Warranties; Covenants and Agreements.

              (a) The representations and warranties of the Company contained in this Agreement and in any certificate or document executed and delivered by the Company pursuant to this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all respects as of such date or period). The Company shall have delivered to Purchaser a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect.

              (b) The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Purchaser a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect.

                      7.2 Governmental Permits and Approvals. All approvals, authorizations, consents, Permits and licenses from governmental and regulatory bodies set forth in Section 4.3 of the Company Disclosure Schedule and Section
5.3 of the Purchaser Disclosure Schedule required for the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and shall no longer be subject to any conditions or limitations other than the occurrence of the Closing (and other than customary conditions uniformly imposed by regulatory authorities in connection with similar acquisitions), and Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations, consents, Permits and licenses.

                      7.3 Third Party Consents. There shall have been obtained all consents and approvals from parties to contracts or other agreements with the Company and its subsidiaries that are required in connection with the performance by the Company and its subsidiaries of their obligations under this Agreement, except for such consents and approvals the failure of which so to have obtained could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                      7.4 Opinion of Counsel to Company. Purchaser shall have received the opinion of Squire, Sanders & Dempsey, Counsel to the Company, dated the Closing Date, addressed to Purchaser, substantially in the form of Exhibit A hereto.

              8. Conditions Precedent to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, where permissible, waiver by the Company of the conditions set forth below in this Section 8.

                      8.1 Representations and Warranties; Covenants and Agreements.

              (a) The representations and warranties of Purchaser contained in this Agreement and in any certificate or document executed and delivered by it pursuant to this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all material respects as of such date or period). Purchaser shall have delivered to the Company a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers to the foregoing effect.

              (b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except for failures to perform and comply which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Purchaser shall have delivered to the Company a certificate, dated the Closing Date and signed by one of its Executive Officers, to the foregoing effect.

                      8.2      Governmental Permits and Approvals.

              (a) All approvals, authorizations, consents, Permits and licenses from governmental and regulatory bodies set forth in Section 4.3 of the Company Disclosure Schedule and Section 5.3 of the Purchaser Disclosure Schedule required for the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and shall no longer be subject to any conditions or limitations other than the occurrence of the Closing (and other than customary conditions uniformly imposed by regulatory authorities in connection with similar acquisitions), and the Company shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations, consents, Permits and licenses.

                      8.3 Third Party Consents. There shall have been obtained all consents and approvals from parties to contracts or other agreements with Purchaser that are required in connection with the performance by Purchaser of its obligations under this Agreement, except for such consents and approvals the failure of which so to have obtained could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                      8.4 Opinion of Counsel to Purchaser. The Company shall have received the opinion of Keck, Mahin & Cate, Counsel to Purchaser, dated the Closing Date, addressed to the Company, substantially in the form of Exhibit B.

              9.      Survival of Representations and Warranties.

                      9.1 Non-Survival. The representatives and warranties of the parties shall not survive the Closing.

              10.     Termination.

                      10.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                      (i) by mutual written consent of Purchaser and the
              Company; or

                      (ii) by Purchaser or the Company if the Closing shall not
              have occurred on or before December 31, 1996; provided, however, that the right to terminate this Agreement under this Section 11.1(ii) shall not be available to any party whose failure to fulfill or diligently pursue the fulfillment of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                      (iii) by Purchaser or the Company if any court of
              competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

                      10.2     Expenses.

              (a) Except as otherwise specifically provided herein, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants.

              11.     Miscellaneous.

                      11.1 Transfer Taxes. All transfer Taxes imposed as a result of the sale of Shares hereunder shall be paid by Purchaser regardless of whether such transfer Taxes are imposed on the Company or Purchaser.

                      11.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered, personally or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mails as follows:

              if to Company, to:

                                        Gerald Bellis, President and
                                           Chief Executive Officer
                                        Unitech Industries, Inc.
                                        15035 North 75th Street
                                        Scottsdale, Arizona 85260

                                                 Telecopy:  (602) 991-3653
              with a copy to:

                                        G. Christopher Meyer, Esq.
                                        Squire, Sanders & Dempsey
                                        4900 Society Center
                                        127 Public Square
                                        Cleveland, Ohio 44114

                                                 Telecopy:  (216) 479-8776

              and to:

                                        Rawle Andrews, Jr., Esq.
                                        Squire, Sanders & Dempsey
                                        Two Renaissance Square
                                        40 North Central Ave., Suite 2700
                                        Phoenix, Arizona 85004-4441

                                                 Telecopy:  (602) 253-8129

              if to Purchaser, to:

                                        Unitech Holdings, LLC
                                        Patriot Advisors, Inc., Manager
                                        43 Deshon Avenue
                                        Bronxville, New York 10708
                                        Attn:     Frank Kristan, President

                                                 Telecopy:  (914) 779-8995

              with a copy to:

                                        Stanley S. Jutkowitz, Esq.
                                        Keck, Mahin & Cate
                                        555 Twelfth Street, N.W.
                                        Suite 600
                                        Washington, D.C. 20004-1200

                                                 Telecopy:  (202) 347-0140


                      Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

                      11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules) contains the entire agreement among the parties with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written or oral, with respect thereto.

                      11.4 Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                      11.5 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without giving effect to the conflicts of laws principles thereof.

                      11.6 Binding Effect; Assignment Limited.

              (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and legal representatives.

              (b) Neither this Agreement, nor any right hereunder, may be assigned by any party without the written consent of the other parties hereto, except that Purchaser may assign its entire interest in this Agreement to any direct or indirect wholly-owned subsidiary of Purchaser pursuant to an assignment under which such assignee assumes and agrees to perform all of the obligations of Purchaser hereunder; provided, that, notwithstanding any such assignment, Purchaser shall remain liable to perform all obligations hereunder.

                      11.7 No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                      11.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                      11.9 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

                      11.10 Headings. The article, section and paragraph headings in this Agreement are for convenience only, and shall not control or affect the meaning or construction of any provision of this Agreement.

                      11.11 Remedies. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

                      11.12 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

                      11.13 Grammatical Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

              IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              UNITECH INDUSTRIES, INC.


                              By:  /s/ Gerald C. Bellis
                                  -----------------------------------
                                    Name:  Gerald C. Bellis
                                    Title: President and Chief Executive Officer



                              UNITECH HOLDINGS, LLC



                               By: /s/ Frank Kristan
                                  -----------------------------------
                                    Name:  Patriot Advisor, Inc.
                                    Title: Corporate Member-Manager



                                 PATRIOT ADVISORS, INC



                                 By: /s/ Frank Kristan
                                    -----------------------------------
                                      Name: Frank Kristan
                                      Title: President

              IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              UNITECH INDUSTRIES, INC.


                              By:
                                  -----------------------------------
                                    Name:
                                    Title:



                              UNITECH HOLDINGS, LLC



                               By: /s/ Frank Kristan
                                  -----------------------------------
                                    Name:  Patriot Advisor, Inc.
                                    Title: Corporate Member-Manager



                                 PATRIOT ADVISORS, INC



                                 By: /s/ Frank Kristan
                                    -----------------------------------
                                      Name: Frank Kristan
                                      Title: President

                          CERTIFICATE OF INCORPORATION
                                       OF
                           [UNITECH INDUSTRIES, INC.]



         The undersigned, desiring to form a corporation for profit under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The name of the corporation is [UNITECH INDUSTRIES, INC.]

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The Registered Agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: A. The total number of shares which the corporation is authorized to issue is Forty Million (40,000,000), and they shall be classified as follows: (i) Thirty Million (30,000,000) of such shares shall be designated as "Common Stock", with a par value of $.001 per share; and (ii) Ten Million (10,000,000) of such shares shall be "Preferred Stock" with a par value of $1.50 per share. The Corporation shall not issue any non-voting equity securities.

                 B. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of Preferred Stock in one or more series, with such voting powers, full or limited (including, without limitation, more than one vote, less than one vote or one vote per share and the ability to vote separately as a class or together with all or some of the other classes or series of capital stock on all or certain of the matters to be voted on by the stockholders of the Corporation), and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, but not limited to, the following:

                  (a) the designation and number of shares constituting such services;

                  (b) the dividend rate or rates of such series, if any, or the manner of determining such rate or rates, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock and whether such dividends shall be cumulative or non-cumulative, and if cumulative, from which date or dates;

                  (c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

                  (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

                  (e) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the time, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                  (f) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise, and if so entitled, the number of votes to which such holder is entitled, with respect to the election of directors or otherwise;

                  (g) the restrictions, if any, on the issue or reissue of any additional series of Preferred Stock; and

                  (h) the rights, if any, of the holders of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up.

                           C. Subject to any limitations or restrictions stated
in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of the series then outstanding) the number or shares of the series subsequent to the issue of that series, and in case the number of shares of any series shall be so decreased the shares constituting the decrease shall resume that status which they had Prior to the adoption of the resolution originally fixing the number of shares.

                           D. The express terms of the Preferred Shares shall be as follows:

                   EXPRESS TERMS OF SERIES A PREFERRED SHARES

                  1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock", par value $1.50 per share (hereinafter referred to as the "Series A Preferred"), and the number of shares constituting such series shall be 4,500,000.

                  2. Voting Rights. The holders of Series A Preferred shall have the following voting rights:


                           2.1 One Class Voting. Except as otherwise provided
                  herein or required by law, the holders of shares of Series A Preferred, and of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                           2.2 Separate Class Voting. The Corporation shall not,
                  without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred voting as a separate class:

                           (a) alter or change any rights, privileges or preferences of the Series A Preferred;

                           (b) increase or decrease the authorized number of shares of Series A Preferred;

                           (c)      authorize, issue or create (by
                                    reclassification or otherwise) shares of any class or series of stock equal in priority to or having any preference over the Series A Preferred with respect to dividends or liquidation payments;

                           (d) amend or waive any provision of the Amended Certificate or Bylaws of the Corporation relative to the Series A Preferred;

                           (e) authorize or approve any liquidation or dissolution of the Corporation;

                           (f)      authorize or approve any merger or
                                    consolidation of the Corporation; or

                           (g) authorize or approve any sale or transfer of all or substantially all of the assets of the Corporation.

                           2.3 Election of Directors. In any election of
                  directors held on or before December 31, 1997, the holders of the outstanding shares of Series A Preferred, voting as a separate class, shall be entitled to elect one member of the Board of Directors of the corporation.

                           2.4 Number of Votes. Each share of Series A Preferred
                  issued and outstanding shall have that number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred is convertible which shall be calculated in accordance with the formula set forth in Section 5 hereof, as of the record date set by the Board of Directors for the determination of any holders of any class of securities entitled to vote on such matter. Fractional shares shall not, be permitted, however, and any fractional voting rights resulting from this formula (after aggregating all shares of Common Stock into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  3. Cash Dividends. Except as otherwise specifically provided herein, the holders of shares of Series A Preferred shall not be entitled to any cash dividend. Notwithstanding the foregoing, in the event that the corporation declares a cash dividend with respect to the Common Shares, the holders of shares of Series A Preferred shall be entitled to a dividend in equal amount and payable on the same terms and conditions as the dividend declared on Common Shares.

                  4. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by a the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the Corporation's Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  5.       Conversion

                           5.1 Right to Convert. From and at any time after
                  December 31, 1998, the holders of the Series A Preferred shall have the right, at their option, to convert any number of shares of Series A Preferred into shares of Common Stock, in accordance with the procedures and subject to the terms and conditions, as set forth in this Section 5.

                           5.2 Conversion Ratio. Each share of Series A
                  Preferred to be converted shall be convertible at the office of the transfer agent of the Corporation, as designated from time to time by the Corporation (the "Transfer Agent"), and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into an equal number of fully paid and nonassessable shares of Common Stock (the "Conversion Ratio").

                           5.3 Conversion Notice. In order to convert shares of
                  the Series A Preferred, the holder thereof shall deliver to the Corporation's Transfer Agent a notice of intention to convert such shares and dividends together with the certificate or certificates for the Series A Preferred to be converted, duly endorsed to the Corporation or in blank, or with stock power(s) attached. Shares of the Series A Preferred shall be deemed to have been converted on the day on which notice of intention to convert (including all required accompanying materials as set forth above) was delivered to the Transfer Agent (the "Conversion Date") and the person or persons entitled to receive the Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Corporation's Transfer Agent shall issue and deliver to the record holder or holders of such Series A Preferred a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, together with cash in lieu of any fraction of share, as hereinafter provided, to the person or persons entitled to receive the same.

                           5.4 Adjustments to Conversion Ratio. The Conversion
                  Ration shall be subject to adjustment from time to time as follows:

                           (a) In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Ratio then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                           (b) In the event that the Corporation from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 5 or as provided in Section 3, then and in each such event the holders of Series A Preferred shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred been converted into Common Stock on the date of such event.

                           (c) Except as provided in this Section 5, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon such conversion shall have been entitled upon such reorganization or reclassification. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the Series A Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the Series A Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

                           (d) The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

                           (e) No adjustment in the number of shares of Common Stock into which the shares of Series A Preferred are convertible shall be required unless such adjustment would require an increase or decrease of at least 1/10th of a share; provided, however, that any adjustment which by reason hereof is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                           5.5 Notice of Adjustment. Whenever any adjustment is
                  required to be made as provided in Section 5.4, the Corporation shall promptly notify each record holder of Series A Preferred thereof, describing in reasonable detail the adjustment and method of calculation used.

                           5.6 Reservation of Shares. The Corporation shall at
                  all times reserve and keep available free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred then outstanding.

                           5.7 Fractional Shares. In the sole discretion of the
                  Corporation, instead of any fraction of a share which would otherwise be issuable upon conversion of shares of the Series A Preferred or accrued dividends, or interest thereon, the

                  Corporation may pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market value per share of Common Stock at the close of business on the date of conversion.

                  6. Liquidation, Dissolution or Winding Up. Subject to the superior rights of the holders of any class or series of Preferred Stock ranking superior to the Series A Preferred with respect to any liquidation, dissolution or winding up of the Corporation:

                           6.1 Liquidation Preference. Upon any voluntary
                  liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to payment of dividends or with respect to distributions upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of Series A Preferred shall have received an amount equal to One and 50/100 Dollars ($1.50) for each share of Series A Preferred (the "Series A Preferred Liquidation Preference"). Following the payment of the full amount of the Series A Preferred Liquidation Preference, no additional distributions shall be made to the holders of Series A Preferred.

                           6.2 Partial Distribution. In the event, however, that
                  there are not sufficient assets available to permit payment in full of the Series A Preferred Liquidation Preference and the liquidation preferences of any other classes and/or series of Preferred Stock, if any, which rank on a parity with the Series A

                  Preferred, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

                  7. Consolidation, Merger, and Sale of Assets. In the event of any consolidation or merger of the Corporation with or into another corporation, or of any sale or conveyance to another corporation of all or substantially all the property of the Corporation, in any of which transactions the holders of Common Stock receive shares of stock, other securities, cash or property receivable upon such consolidation, merger, sale or conveyance other than Common Stock, each holder of Series A Preferred then outstanding and thereafter remaining outstanding shall have the right to convert each share of Series A Preferred held by him into the kind and amount of shares of stock, other securities, cash or property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series A Preferred could have been converted immediately prior to the record date applicable to such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the holders of the Series A Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the Series A Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the Series A Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided.

                  8.       Optional Redemption.

                           8.1 Optional Redemption Right. Unless previously
                  converted, prior to December 31, 1997, all or any portion of the Series A Preferred may be redeemed on a pro rata basis by the Corporation at its election from the holders of such Series A Preferred at any time and from time to time.

                           8.2 Optional Redemption Notice. Before redeeming the
                  Series A Preferred as provided in Section 8.1, the Corporation shall mail by certified or registered mail to each record holder thereof at least thirty (30) days prior to the Optional Redemption Date (as defined below), at the address shown on the Corporation's records, a written notice (an "Optional Redemption Notice") stating:

                           (a) the number of shares of Series A Preferred held by such holder which the Corporation proposes to redeem;

                           (b) the price at which such shares may be redeemed, which shall be an amount equal to Two and 50/100 Dollars ($2.50) for each share of Series A (the "Optional Redemption Price");

                           (c) the date on which the Corporation will pay the Optional Redemption Price (the "Optional Redemption Date"); and

                           (d) the place at which the shares of Series A Preferred to be redeemed must be surrendered in exchange for the Optional Redemption Price.

                           8.3 Tender of Shares. Each holder of shares of the
                  Series A Preferred to whom an Optional Redemption Notice is mailed shall be entitled to receive in cash on the Optional Redemption Date the full Optional Redemption Price for each share of Series A Preferred to be redeemed upon surrender by such holder at the place designated in such Optional Redemption Notice of the certificate representing such Series A Preferred duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank with signature guaranteed. In case less than the total number of securities represented by any certificate are redeemed on the Optional Redemption Rate, a new certificate representing the number of unredeemed securities will be issued to the holder thereof without cost to the holder. If the Corporation fails to pay the Optional

                  Redemption Price on the Optional Redemption Date for any reason other than the failure of a holder to surrender his Series A Preferred certificate as required, then the Optional Redemption Date shall be the date on which the Corporation actually pays the Optional Redemption Price. All rights arising hereunder, other than the right to receive the Optional Redemption Price, shall terminate on the Optional Redemption Date.

                           8.4 Partial Redemption. If the Corporation shall pay
                  less than the aggregate redemption price due on such date for all shares of all series of Preferred Stock being redeemed having the same priority on liquidation as the Series A Preferred, then shares shall be redeemed from, and payment shall be distributed among, the holders of the shares of all such series on the same pro rata basis that such holders would share in payments of the aggregate redemption price due on such date for all shares of Preferred Stock being redeemed.

                  9.       Mandatory Redemption.

                           9.1 Mandatory Redemption Right. Unless previously
                  converted, the Series A Preferred shall be redeemed by the Corporation from the holders of such Series A Preferred in amounts as follows: up to Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (333,334) shares on each of (i) June 30, 1997, (ii) December 31, 1997, (iii) June 30, 1998, and
                  (iii) December 31, 1998.

                  If less than 333,334 shares are tendered for redemption on any mandatory redemption date, the corporation's redemption obligation lapses with respect to the difference between 333,334 and the number of shares actually tendered for redemption.


                           9.2 Mandatory Redemption Notice. Before redeeming the
                  Series A Preferred as provided in Section 9.1, the Corporation shall mail by certified or registered mail to each record holder thereof at least thirty (30) days prior to the Mandatory Redemption Date (as defined below), at the address shown on the Corporation's records, a written notice (an "Mandatory Redemption Notice") stating:

                           (a) the aggregate number of Series A Preferred Shares which the Corporation proposes to redeem, which shall be the applicable amount set forth in Section 9.1;

                           (b) the price at which such shares may be redeemed, which shall be an amount equal to One and 50/100 Dollars ($1.50) for each Series A Preferred Share redeemed (the "Mandatory Redemption Price");

                           (c) the date on which the Corporation will pay the Mandatory Redemption Price (the "Mandatory Redemption Date"); and

                           (d) the place at which the shares of Series A Preferred to be redeemed must be surrendered in exchange for the Mandatory Redemption Price.

                           9.3 Tender of Shares. Each holder of shares of the
                  Series A Preferred to whom a Mandatory Redemption Notice is mailed shall be entitled to receive in cash on the Mandatory Redemption Date the full Mandatory Redemption Price for each share of Series A Preferred to be redeemed upon (i) surrender by such holder at the place designated in such Mandatory Redemption Notice of the certificate(s) representing the Series A Preferred Shares which such holder proposes to have redeemed duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank with signature guaranteed, and delivery of an accompanying notice to the Corporation advising the Corporation of the maximum number of Series A Preferred Shares which such holder proposes to redeem. In the event that holders elect on any Mandatory Redemption Date to redeem more than an aggregate of Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (333,334) shares, the shares submitted for redemption shall be redeemed by the Corporation on a pro rata basis. In case less than the total number of securities represented by any certificate are redeemed on any Mandatory Redemption Rate, a new certificate representing the number of unredeemed securities will be issued to the holder thereof without cost to the holder.

                           9.4 Failure to Redeem. If the Corporation fails to
                  pay the Mandatory Redemption Price on the Mandatory Redemption Date for any reason other than the failure of a holder to surrender his Series A Preferred certificate as required, then, until such time as the Corporation pays the Mandatory Redemption Price, each holder of Series A Preferred Shares may elect, by notice to the Corporation in the manner specified in
                  Section 5.3, to (i) demand immediate redemption of the entire balance of Series A Preferred Shares held by such holder, or
                  (ii) convert any of such holder's Series A Preferred Shares into shares of Common Stock, in the manner prescribed in
                  Section 5 and notwithstanding the date otherwise provided in
                  Section 5.1. If the Corporation pays the Mandatory Redemption Price prior to its receipt of such a redemption or conversion notice, the notice shall have no force and effect and the Mandatory Redemption Date shall be the date on which the Corporation actually pays the Mandatory Redemption Price. All rights arising hereunder, other than the right to receive the Mandatory Redemption Price, shall terminate on the Mandatory Redemption Date.

                           9.5 Partial Redemption. If the Corporation shall pay
                  less than the aggregate Mandatory Redemption Price due on such date for all shares of all series of Preferred Stock being redeemed having the same priority on liquidation as the Series A Preferred, then shares shall be redeemed from, and payment shall be distributed among, the holders of the shares of all such series on the same pro rata basis that such holders would share in payments of the aggregate Mandatory

                  Redemption Price due on such date for all shares of Preferred Stock being redeemed.

                  10.      Other Notices.  If at any time:

                           (a) The Corporation shall declare any dividend on the Common Stock payable in shares of capital stock of the Corporation, cash or other property; or

                           (b) The Corporation shall authorize the issue of any options, warrants or rights pro rata to all holders of Common Stock entitling them to subscribe for or purchase any shares of stock of the Corporation or to receive any other rights; or

                           (c)      The Corporation shall authorize the
                                    distribution pro rata to all holders of
                                    Common Stock of a cash dividend payable
                                    otherwise than out of earnings of surplus legally available therefor under the laws of the State of Delaware, shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common

                                    Stock or other securities of the
                                    Corporation convertible into or exchangeable for Common Stock); or

                           (d) There shall occur any reclassification of the Common Stock, or any consolidation or merger of the Corporation with or into another Corporation or a sale, conveyance or other disposition to another entity of all or substantially all of the properties of the Corporation; or

                           (e)      There shall occur the voluntary or
                                    involuntary liquidation, dissolution or
                                    winding up of the affairs of the
                                    Corporation;

         then, and in each of such cases, the Corporation shall deliver to each holder of Series A Preferred at its last address appearing on the books of the Corporation as promptly as practicable but in any event at least twenty (20) days prior to the applicable record date (or determination date) mentioned below, a notice stating, to the extent such information is available, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up."

         FIFTH: A. Until January 31, 1999, (a) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of stock of the Corporation, within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), or any option or right to purchase such stock, as defined in the Treasury Regulations under
Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) who either directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, five percent (5%) or more of the value of the outstanding stock of the Corporation or otherwise treated as a 5 percent (5%) shareholder (within the meaning of Section 382 of the Tax Code), regardless of the percent or the value of the stock owned, shall be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee and (b) any attempted sale, transfer, assignment, conveyance, grant, gift, pledge or other disposition of any share of stock of the Corporation (within the meaning of Section 382 of the Tax Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) not described in clause (a) who directly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own, in each case as a result of the purported transfer and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5 percent (5%) or more of the value of any of the stock of the Corporation (or otherwise treated as a 5 percent (5%) shareholder within the meaning of Section 382 of the Tax Code), shall, as to that number of shares causing such person or entity to be a 5 percent (5%) shareholder, be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee; provided, however, if the Corporation either does not qualify under Section 382(1)(5) of the Tax Code or chooses to make an election under Section 382(1)(5)(H) of the Tax Code (or the applicable provision then in effect) not to have the provisions of Section 382(1)(5) of the Tax Code apply, the transfer restrictions described above in clauses (a) and (b) shall be deemed to lapse and shall have no further force or effect as of the earlier of the date the Corporation is aware that it does not qualify under Section 382(1)(5) of the Tax Code and the date of such election; provided further, however, that neither of the transfer restrictions described above in the foregoing clauses (a) or (b) shall prevent a valid transfer if (i) the transferor obtains the written approval of the Board of Directors of the Corporation and provides the Corporation with an opinion of counsel satisfactory to the Corporation that, assuming, as of the date of such opinion, the full exercise of all warrants issued by, and any options granted pursuant to any stock option plan of, the Corporation, the transfer shall not result in the application of any tax law limitation on the use of the Corporation's loss carryforwards or other tax attributes or (ii) a tender offer, within the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the rules and regulations thereof, is made by a bona fide third party purchaser to purchase at least sixty-six and two thirds percent (66 2/3%) of the issued and outstanding common stock of the Corporation and the offeror (A) agrees to effect, within ninety (90) days of the consummation of the tender offer, a back-end merger in which all non-tendering shareholders would receive the same consideration as paid in the tender offer, and (B) has received the tender of sufficient shares to effect such merger. Without limiting or restricting in any manner the effectiveness of the foregoing provisions, the Corporation may rely and shall be protected in relying on its shareholder list and stock transfer records for all purposes relating to such notices, voting, payment of dividend or other communication or distributions to its shareholders.

                           B. In the absence of special approval by the Board of
Directors, a purported transfer of shares in excess of the shares that can be transferred pursuant to this Article Fifth (the "Prohibited Shares") to the purported acquiror (the "Purported Acquiror") is not effective to transfer ownership of such Prohibited Shares. On demand by the Corporation, which demand must be made within thirty (30) days of the time the Corporation learns of the transfer of the Prohibited Shares, a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions ("Distributions") that were received by the Purported Acquiror from the Corporation with respect to the Prohibited Shares, to an agent designated by the Corporation (the "Agent"). The Agent will sell the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of any attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has resold the Prohibited Shares prior to receiving the Corporation's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as an Agent for the initial transferor, and shall be required to transfer to the Agent any proceeds of such sale and any Distributions.

                           C. If the initial transferor can be identified, the
Agent will pay to it any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. If the initial transferor cannot be identified within ninety (90) days of receipt of such sales proceeds, if any, the Agent may pay any such amounts to a charity of its choosing. In no event shall amounts paid to the Agent inure to the benefit of the Corporation of the Agent, but such amounts may be used to cover expenses of the Agent in attempting to identify the initial transferor. If the Purported Acquiror fails to surrender the Prohibited Shares within the next thirty (30) business days from the demand by the Corporation, then the Corporation may institute legal proceedings to compel the surrender. The Corporation shall be entitled to damages, including reasonable attorneys' fees and costs, from the Purported Acquiror, on account of such purported transfer.

                           D. Until January 31, 1999, all certificates
evidencing ownership of shares of Common Stock under the Plan shall bear a conspicuous legend on the face thereof as follows:

         "THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO
         RESTRICTIONS PURSUANT TO ARTICLE FIFTH OF THE
         CERTIFICATE OF INCORPORATION OF THE CORPORATION WHICH

         THE ARTICLE IS REPRINTED IN ITS ENTIRETY ON THE BACK OF
         THIS CERTIFICATE."

         SIXTH: In furtherance and not in limitation of the powers conferred by the Delaware Corporation Law, the Board of Directors of the Corporation is expressly authorized to make by-laws not inconsistent with the Constitution or laws of the United States or of the State of Delaware, and not inconsistent with other provisions of this certificate of incorporation, for fixing and altering the number of its directors, for the management of its property, for the regulation and government of its affairs and for the certification and transfer of its stock, and to alter, amend or repeal the same from time to time.

         SEVENTH: The name and mailing address of the incorporator is as follows:

         Name:  G. Christopher Meyer         Address:  Squire, Sanders & Dempsey
                                                       4900 Key Tower
                                                       127 Public Square
                                                       Cleveland, Ohio 44114



         I, G. CHRISTOPHER MEYER, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and
accordingly have hereunto set my hand this    day of December, 1996.
                                           --

                                     -------------------------------------------
                                     G. Christopher Meyer

                    [LEWIS AND ROCA LLP LAWYERS LETTERHEAD]


November 15, 1996


Unitech Unsecured Creditors


Dear Creditors:

        This firm represents the Official Unsecured Creditors' Committee in the Unitech bankruptcy cases. The Committee recommends that you cast a ballot accepting the Debtors' Amended Joint Plan of Reorganization dated November 11, 1996. The purpose of this letter is to provide the Committee's analysis of what the Plan provides and explain the reasoning behind the Committee's recommendation.

        The Committee has been active since its formation in February of this year, and its membership is identified on page 14 of the Disclosure Statement. The Committee employed the law firm of Lewis and Roca as its bankruptcy counsel and two Arizona State University finance professors to provide financial analysis and advice. The Committee's recommendation is based on its own evaluation of the Debtors' Plan, advice and recommendation from the Committee's lawyers and accountants, negotiations with the Debtors and an Investor who is contributing new funds to fund the Plan, discussions with two potential arms-length purchasers, and consideration of filing the Committee's own plan.

        The Debtors' Plan should yield an approximate 60% return to unsecured creditors in cash payments over the course of two years, plus stock ownership that could provide a return of some or all of the remaining 40% of your claims. Although the Committee does not believe it likely that this will result in full payment of your claims, the Committee believes this projected return is acceptable under the circumstances and better than any alternative presently available.

        The first cash payment will be an aggregate of $1 million to all unsecured creditors on the Distribution Date (which should be in February, 1997). The Debtors estimate that there are approximately $5,333,675 in general unsecured claims (see Disclosure Statement page 23), so this initial payment should yield an approximate 20% of the amount of your allowed claim.

        On the Distribution Date you will also receive one share of New Preferred Stock for each $1.50 of the remaining balance of your claims. You will have the option of holding on to this Preferred Stock, requiring up to approximately half of it to be redeemed by the Debtors for cash over the two years

[LEWIS AND ROCA LLP LAWYERS LOGO]                  Unitech Unsecured Creditors
                                                     November 15, 1996  Page 2


after confirmation, and/or converting it to New Common Stock after December 31, 1998. These features, and other important rights of preferred stockholders, are described on pages 35-36 of the Disclosure Statement. Because the cash redemption feature is probably of greatest interest to you, it will be described in greater detail here.

        If the preferred stockholders so elect, the reorganized Debtors will be required to redeem up to $500,000 of Preferred Stock, at the rate of $1.50 per share, on each of four dates: June 30, 1997, December 31, 1997, June 30, 1998 and December 31, 1998. These redemptions total $2 million over the course of those two years, and assuming that the balance of unsecured claims will be approximately $4 million after the initial $1 million cash payment, this means that approximately 50% of the remaining balance of your claim can be repaid in cash through these stock redemptions. Such redemptions plus the initial cash payment therefore should provide an approximate 60% return on your claims. This percentage will be less to the extent the total unsecured claims exceed $5 million, but the Plan may not become effective at all if the unsecured claims exceed $5.5 million.

        At the end of the two year period if all redemption rights have been exercised you would still hold Preferred Stock representing approximately 40% of your claim, at the nominal value of $1.50 per share. The Preferred Stock may then be converted into Common Stock after December 31, 1998. There is no assurance that there will be any market for either the Preferred Stock or the Common Stock, although the Investors who are financing this Plan with a $3 million cash infusion will have an incentive to make the stock tradable.

        The Debtors estimate that the Preferred Stock will have a value of $1.61 per share when issued. See pages 59-60 of the Disclosure Statement. This is based on their projected future earnings. Neither the Debtors' accountants nor the Committee or its accountants have opined that those projections are reasonable or accurate. Even if they are accurate, however, the Committee does not agree with the Debtors' projected value for the Preferred Stock when issued. The Committee's financial advisors believe that the Debtors' projected $1.61 value for Preferred Stock at issuance must be discounted approximately 35% due to its lack of liquidity (i.e., the lack of a ready market in which the stock can be sold for cash), and perhaps an additional significant percentage because the Preferred Stock as a whole would represent only a minority ownership of the company even when converted to Common Stock. Consequently the Committee and its financial advisors believe the Preferred Stock will probably have a value of less than $1.05 per share when issued. If that estimate is accurate, it means that the Plan provides for an approximate 85% return on your claims, not counting the loss of

[LEWIS AND ROCA LLP LAWYERS LOGO]
                                                Unitech Unsecured Creditors
                                                November 15, 1996    Page 3


the time value of that return over the two years it will take to be realized in cash. Of course if the Debtors are successful in operating the reorganized companies and exceed their earnings projections, the Preferred Stock also could have a value exceeding $1.50 per share in two years, in which case you could receive a 100% return on your claims, or possibly even more.

        There are also risks that the reorganized Debtors will not be able to pay for the mandatory Preferred Stock redemptions when due. If there is a default on any mandatory redemption, the only remedies are to require redemption of all remaining shares of Preferred Stock or convert it to Common Stock. See Disclosure Statement page 36, line 26. The requirement that the Debtors redeem all of the remaining Preferred Stock will be treated as a debt of the reorganized Debtors, which could be enforced by suit, but it will not have any priority higher than that of the companies' other unsecured debts. Moreover, in the event of a subsequent bankruptcy, that claim might even be deemed subordinate to general unsecured claims, although in all events the Preferred Stock and the claims to which it might give rise will have priority over the rights of common stockholders.

        Although there are substantial risks and the Plan is not likely to provide a greater return on your claims than approximately 85% over the course of two years, it does guarantee at least an immediate approximate 20% cash payment and a significant likelihood of up to 60% in cash. Based on the fact that the Committee cannot identify any alternative to the Plan that is likely to provide a greater return or have a higher likelihood of success, the Committee and its legal and financial advisors recommend that you vote in favor of the Plan.

        The Plan contains some other provisions added at the Committee's request. The holders of the New Preferred Stock will be entitled to elect one director to the reorganized Debtors' five-member board of directors, and another two of the directors will be independent of both prior ownership and the Investor group. See Disclosure Statement page 53, lines 12-15. Consequently although the Investor group may have majority stock ownership of the reorganized Debtors (see Disclosure Statement page 51, lines 4-11), they will not have majority control of the board of directors. The company is currently in the process of searching for a new president because the current turnaround president, Jerry Bellis, will be leaving by the end of this month except to assist with confirmation and transition issues. See Disclosure Statement page 51.

        Although the Preferred Stock is not entitled to any dividends, it must receive a dividend at least equivalent to any paid on the Common Stock.

   LEWIS                                     Unitech Unsecured Creditors
    AND                                      November 15, 1996   Page 4
   ROCA
   LLP
 -------
 LAWYERS [Logo]


Disclosure Statement page 37, line 6. The Preferred Stock will also have equal voting rights with the Common Stock. Disclosure Statement page 36, lines 1-16.

        The reorganized Debtors will retain under this Plan any claims or causes of action against prior management or their professionals, and the Debtors have engaged the services of a contingent-fee plaintiffs' securities law firm to investigate and advise as to the feasibility of litigating any such claims. Disclosure Statement pages 28-30.

        These are only a few of the salient features of the Plan that the Committee considers significant, so you are encouraged to read the Disclosure Statement in its entirety for a more complete understanding of the Debtors' financial condition and the terms of the Plan.

        Your ballot for or against the Plan must be mailed for receipt no later than December 4, 1996, and the confirmation hearing has been set for December 11, 1996, at 1:30. Acceptance of the Plan by the class of unsecured creditors would require an affirmative vote of more than 50% of the number of creditors actually voting and more than two-thirds in dollar amount of the claims actually voted. Claims that are not voted do not count either for or against confirmation of the Plan.

        In the event the Plan is not accepted by the class of unsecured creditors it may nevertheless be confirmed if the Court finds that the value of the cash and stock to be distributed is equal to the amount of the claims. See Disclosure Statement page 33, lines 12-18. In other words, the Court would have to conclude that the Preferred Stock has a value of $1.50 per share when issued. If the class of unsecured creditors does not accept the Plan, then counsel for the Committee will object to confirmation and present evidence that the Preferred Stock will not have that necessary value. In that event, it is counsel's opinion that confirmation of this Plan is not likely. There is little reason to believe, however, that a liquidation of the Debtors would produce for unsecured creditors even as much cash as the Plan provides to be distributed immediately upon confirmation.

        For these reasons, the Committee recommends that you file a ballot accepting the Plan.

                                        Sincerely,
                                        /s/ Brent Maidman for
                                        Randolph J. Haines

                         UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF ARIZONA

In re:                                  )       In Proceedings Under Chapter 11
                                        )
UNITECH INDUSTRIES, INC., and related   )       Case No. 96-818-PHX-RGM
proceedings                             )       (Joint Administration Only)
                                        )
        Debtors.                        )
________________________________________)
APPLICABLE DEBTOR(S)    (Check)         )
____________________                    )
                                        )
UNITECH ACQUISITION CORP.       [ ]     )
(Case No. 96-819-PHX-RGM)               )
                                        )
UNITECH ACQUISITION CORP.       [ ]     )
(Case No. 96-818-PHX-RGM)               )
________________________________________)

                   BALLOT FOR ACCEPTING OR REJECTING DEBTORS'
                          JOINT PLAN OF REORGANIZATION

        This Ballot is submitted to you to solicit your vote to accept or reject the accompanying Joint Plan of Reorganization of Unitech Industries, Inc. and Unitech Acquisition Corp. (the "Debtors") dated November 11, 1996, together with any amendments or modifications thereto (the "Plan"). The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if votes to accept the Plan are cast by the holders of at least two-thirds in amount and more than one-half in number of the claims in each class that are voted on the Plan and if votes to accept the Plan are cast by the holders of at least two-thirds in amount of the equity security interests in each class that are voted on the Plan. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Court finds that the Plan accords fair and equitable treatment to the class rejecting it and otherwise satisfies the requirements of Section 1129 of the Bankruptcy Code. TO HAVE YOUR VOTE COUNT, YOU MUST COMPLETE AND RETURN THIS BALLOT.

_______________________________________________________________________________

                   BALLOT FOR HOLDERS OF CLAIMS ON BEHALF OF
                 EXPEDITERS INTERNATIONAL OF WASHINGTON, INC.,
                       AS DEFINED IN THE PLAN (CLASS 1C)
_______________________________________________________________________________

        The undersigned, a creditor of the Debtors in the unpaid principal amount of $_______________:

        [ ] ACCEPTS
                        [CHECK ONE BOX]

        [ ] REJECTS

the Joint Plan of Reorganization of the Debtors:

     PLEASE FULLY COMPLETE THIS BALLOT BY CHECKING THE "ACCEPTS" OR "REJECTS" BOX. IF NEITHER THE "ACCEPTS" NOR "REJECTS" BOX IS CHECKED, THE BALLOT WILL NOT BE VALID OR COUNTED AS HAVING BEEN CAST.

Date: _______________, 1996             _______________________________________
                                        Print or Type Name

                                        By ____________________________________

                                        As ____________________________________

                                        Address _______________________________

              RETURN THIS BALLOT ON OR BEFORE DECEMBER 4, 1996 TO:

                            Unitech Industries, Inc.
                              15035 N. 75th Street
                           Scottsdale, Arizona 85260
                     Attention: Virland Johnson, Secretary

                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF ARIZONA


IN RE:                                    )    IN PROCEEDINGS UNDER CHAPTER 11
                                          )
UNITECH INDUSTRIES, INC., AND RELATED     )    CASE NO. 96-818-PHX-RGM
PROCEEDINGS,                              )    (JOINT ADMINISTRATION ONLY)
                                          )
      DEBTORS.                            )
                                          )
----------------------------------------- )
APPLICABLE DEBTOR(S)      (CHECK)         )
                                          )
UNITECH ACQUISITION CORP.           [  ]  )
(CASE NO. 96-819-PHX-RGM)                 )
                                          )
UNITECH INDUSTRIES, INC.            [  ]  )
(CASE NO. 96-818-PHX-RGM)                 )
                                          )
----------------------------------------- )

                   BALLOT FOR ACCEPTING OR REJECTING DEBTORS'
                          JOINT PLAN OF REORGANIZATION


      This Ballot is submitted to you to solicit your vote to accept or reject the accompanying Joint Plan of Reorganization of Unitech Industries, Inc. and Unitech Acquisition Corp. (the "Debtors") dated November 11, 1996, together with any amendments or modifications thereto (the "Plan"). The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if votes to accept the Plan are cast by the holders of at least two-thirds in amount and more than one-half in number of the claims in each class that are voted on the Plan and if votes to accept the Plan are cast by the holders of at least two-thirds in amount of the equity security interests in each class that are voted on the Plan. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Court finds that the Plan accords fair and equitable treatment to the class rejecting it and otherwise satisfies the requirements of Section 1129 of the Bankruptcy Code. TO HAVE YOUR VOTE COUNT, YOU MUST COMPLETE AND RETURN THIS BALLOT.

-------------------------------------------------------------------------------
               BALLOT FOR HOLDERS OF CONVENIENCE CLAIMS (CLASS 2A)
-------------------------------------------------------------------------------

      The undersigned, a creditor of the Debtors in the unpaid principal amount of $__________:

      [ ]  ACCEPTS
                       [CHECK ONE BOX]
      [ ]  REJECTS

the Joint Plan of Reorganization of the Debtors:

      PLEASE FULLY COMPLETE THIS BALLOT BY CHECKING THE "ACCEPTS" OR "REJECTS" BOX. IF NEITHER THE "ACCEPTS" NOR "REJECTS" BOX IS CHECKED, THE BALLOT WILL NOT BE VALID OR COUNTED AS HAVING BEEN CAST.

Date:__________________, 1996
                                  ---------------------------------------------
                                  Print or Type Name

                                  By
                                    -------------------------------------------

                                  As
                                    -------------------------------------------

                                  Address
                                         --------------------------------------

              RETURN THIS BALLOT ON OR BEFORE DECEMBER 4, 1996 TO:

                            Unitech Industries, Inc.
                              15035 N. 75th Street
                            Scottsdale, Arizona 85260
                      Attention: Virland Johnson, Secretary

                                            UNITED STATES BANKRUPTCY COURT

                                                  DISTRICT OF ARIZONA


IN RE:                                 )    IN PROCEEDINGS UNDER CHAPTER 11
                                       )
UNITECH INDUSTRIES, INC., AND RELATED  )    CASE NO. 96-818-PHX-RGM
PROCEEDINGS,                           )    (JOINT ADMINISTRATION ONLY)
                                       )
         DEBTORS.                      )
                                       )
---------------------------------------)
APPLICABLE DEBTOR(S)         (CHECK)   )
                                       )
UNITECH ACQUISITION CORP.         [ ]  )
(CASE NO. 96-819-PHX-RGM)              )
                                       )
UNITECH INDUSTRIES, INC.          [ ]  )
(CASE NO. 96-818-PHX-RGM)              )
                                       )
---------------------------------------)

                   BALLOT FOR ACCEPTING OR REJECTING DEBTORS'
                          JOINT PLAN OF REORGANIZATION


         This Ballot is submitted to you to solicit your vote to accept or reject the accompanying Joint Plan of Reorganization of Unitech Industries, Inc. and Unitech Acquisition Corp. (the "Debtors") dated November 11, 1996, together with any amendments or modifications thereto (the "Plan"). The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if votes to accept the Plan are cast by the holders of at least two-thirds in amount and more than one-half in number of the claims in each class that are voted on the Plan and if votes to accept the Plan are cast by the holders of at least two-thirds in amount of the equity security interests in each class that are voted on the Plan. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Court finds that the Plan accords fair and equitable treatment to the class rejecting it and otherwise satisfies the requirements of Section 1129 of the Bankruptcy Code. TO HAVE YOUR VOTE COUNT, YOU MUST COMPLETE AND RETURN THIS BALLOT.

-------------------------------------------------------------------------------
           BALLOT FOR HOLDERS OF GENERAL UNSECURED CLAIMS (CLASS 2C),
                  INCLUDING HOLDERS ELECTING CLASS 2A TREATMENT
-------------------------------------------------------------------------------

         The undersigned, a creditor of the Debtors in the unpaid principal amount of $__________:

         [ ]  ACCEPTS
                                 [CHECK ONE BOX]
         [ ]  REJECTS

the Joint Plan of Reorganization of the Debtors.



                  ELECTION FOR TREATMENT IN A CONVENIENCE CLAIM

         By checking the "ELECT TREATMENT AS CLASS 2A CONVENIENCE CLAIM" box below, the undersigned elects to voluntarily reduce the undersigned's Allowed Claim against the Debtors to the amount of One Thousand Dollars ($1,000) and to receive a cash distribution pursuant to the Plan equal to 75% of such Allowed Claim. By so electing, the undersigned understands and acknowledges that the undersigned will be treated as a holder of a Class 2A Allowed Claim under the Plan and that the aforesaid cash distribution will represent the totality of the undersigned's entitlement on account of the undersigned's general unsecured Claim against the Debtors.

         [ ]  ELECT TREATMENT AS CLASS 2A CONVENIENCE CLAIM



         PLEASE FULLY COMPLETE THIS BALLOT BY CHECKING THE "ACCEPTS" OR "REJECTS" BOX. IF NEITHER THE "ACCEPTS" NOR "REJECTS" BOX IS CHECKED, THE BALLOT WILL NOT BE VALID OR COUNTED AS HAVING BEEN CAST. IF THE BOX IS CHECKED TO ELECT CLASS 2A CONVENIENCE CLAIM TREATMENT, SUCH CLASS 2A TREATMENT WILL BE AFFORDED AND THE BALLOT WILL BE COUNTED AS A CLASS 2A VOTE. IF SUCH ELECTION BOX IS NOT CHECKED, CLASS 2C TREATMENT WILL BE AFFORDED AND THE BALLOT WILL BE COUNTED AS A CLASS 2C VOTE.



Date:__________________, 1996
                                  ---------------------------------------------
                                  Print or Type Name

                                  By
                                    -------------------------------------------

                                  As
                                    -------------------------------------------

                                  Address
                                         --------------------------------------

              RETURN THIS BALLOT ON OR BEFORE DECEMBER 4, 1996 TO:

                            Unitech Industries, Inc.
                              15035 N. 75th Street
                            Scottsdale, Arizona 85260
                      Attention: Virland Johnson, Secretary

                                            UNITED STATES BANKRUPTCY COURT

                                                  DISTRICT OF ARIZONA


IN RE:                                 )  IN PROCEEDINGS UNDER CHAPTER 11
                                       )
UNITECH INDUSTRIES, INC., AND RELATED  )  CASE NO. 96-818-PHX-RGM
PROCEEDINGS,                           )  (JOINT ADMINISTRATION ONLY)
                                       )
         DEBTORS.                      )
                                       )
---------------------------------------)
APPLICABLE DEBTOR(S)          (CHECK)  )
                                       )
UNITECH ACQUISITION CORP.        [ ]   )
(CASE NO. 96-819-PHX-RGM)              )
                                       )
UNITECH INDUSTRIES, INC.         [ ]   )
(CASE NO. 96-818-PHX-RGM)              )
                                       )
---------------------------------------)

                   BALLOT FOR ACCEPTING OR REJECTING DEBTORS'
                          JOINT PLAN OF REORGANIZATION


         This Ballot is submitted to you to solicit your vote to accept or reject the accompanying Joint Plan of Reorganization of Unitech Industries, Inc. and Unitech Acquisition Corp. (the "Debtors") dated November 11, 1996, together with any amendments or modifications thereto (the "Plan"). The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if votes to accept the Plan are cast by the holders of at least two-thirds in amount and more than one-half in number of the claims in each class that are voted on the Plan and if votes to accept the Plan are cast by the holders of at least two-thirds in amount of the equity security interests in each class that are voted on the Plan. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Court finds that the Plan accords fair and equitable treatment to the class rejecting it and otherwise satisfies the requirements of Section 1129 of the Bankruptcy Code. TO HAVE YOUR VOTE COUNT, YOU MUST COMPLETE AND RETURN THIS BALLOT.

-------------------------------------------------------------------------------
                     BALLOT FOR HOLDERS OF CLAIMS UNDER THE
                MERRILL LYNCH AND IMPERIAL BANK LOAN AGREEMENTS,
                   AS DEFINED IN THE PLAN (CLASSES 1A AND 1B)
-------------------------------------------------------------------------------

         The undersigned, a creditor of the Debtors in the unpaid principal amount of $__________:

         [ ]  ACCEPTS
                                 [CHECK ONE BOX]
         [ ]  REJECTS

the Joint Plan of Reorganization of the Debtors:

         PLEASE FULLY COMPLETE THIS BALLOT BY CHECKING THE "ACCEPTS" OR "REJECTS" BOX. IF NEITHER THE "ACCEPTS" NOR "REJECTS" BOX IS CHECKED, THE BALLOT WILL NOT BE VALID OR COUNTED AS HAVING BEEN CAST.

Date:__________________, 1996
                                 ----------------------------------------------
                                 Print or Type Name

                                 By
                                   --------------------------------------------

                                 As
                                   --------------------------------------------

                                 Address
                                        ---------------------------------------

              RETURN THIS BALLOT ON OR BEFORE DECEMBER 4, 1996 TO:

                            Unitech Industries, Inc.
                              15035 N. 75th Street
                            Scottsdale, Arizona 85260
                      Attention: Virland Johnson, Secretary

                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF ARIZONA


IN RE:                                 )  IN PROCEEDINGS UNDER CHAPTER 11
                                       )
UNITECH INDUSTRIES, INC., AND RELATED  )  CASE NO. 96-818-PHX-RGM
PROCEEDINGS,                           )  (JOINT ADMINISTRATION ONLY)
                                       )
         DEBTORS.                      )
---------------------------------------)
                                       )
APPLICABLE DEBTOR(S)          (CHECK)  )
                                       )
UNITECH ACQUISITION CORP.      [ ]     )
(CASE NO. 96-819-PHX-RGM)              )
                                       )
UNITECH INDUSTRIES, INC.       [X]     )
(CASE NO. 96-818-PHX-RGM)              )
                                       )
---------------------------------------)

                   BALLOT FOR ACCEPTING OR REJECTING DEBTORS'
                          JOINT PLAN OF REORGANIZATION


         This Ballot is submitted to you to solicit your vote to accept or reject the accompanying Joint Plan of Reorganization of Unitech Industries, Inc. and Unitech Acquisition Corp. (the "Debtors") dated November 11, 1996, together with any amendments or modifications thereto (the "Plan"). The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if votes to accept the Plan are cast by the holders of at least two-thirds in amount and more than one-half in number of the claims in each class that are voted on the Plan and if votes to accept the Plan are cast by the holders of at least two-thirds in amount of the equity security interests in each class that are voted on the Plan. In the event the requisite acceptances are not obtained, the Bankruptcy Court may nevertheless confirm the Plan if the Court finds that the Plan accords fair and equitable treatment to the class rejecting it and otherwise satisfies the requirements of Section 1129 of the Bankruptcy Code. TO HAVE YOUR VOTE COUNT, YOU MUST COMPLETE AND RETURN THIS BALLOT.

-------------------------------------------------------------------------------
        BALLOT FOR CURRENT OR FORMER HOLDERS OF UNITECH INDUSTRIES, INC.
                        COMMON STOCK (CLASSES 3A AND 3C)
-------------------------------------------------------------------------------

         The undersigned holder of Unitech Industries, Inc. Common Stock,

               with respect to __________ shares  [ ]  ACCEPTS
                 held by the undersigned,                      [CHECK ONE BOX]
                                                  [ ]  REJECTS

the Joint Plan of Reorganization of the Debtor:

                  FOR THOSE WHO ARE RECORD OWNERS OF SECURITIES

         1. If the undersigned is the record holder for a beneficial owner, by signing this Ballot, the undersigned certifies that (i) such beneficial owner was provided with a copy of the Disclosure Statement, (ii) such beneficial owner transmitted written instructions to the undersigned concerning the completion of this Ballot, (iii) such beneficial owner furnished written confirmation to the undersigned that it owns no Common Stock, either directly or through another record holder, other than the Common Stock owned through the undersigned, or if Common Stock is owned by such beneficial owner other than through the undersigned, such beneficial owner furnished written advice as to the number of shares of Common Stock so owned, the record holder, if other than such beneficial owner, and whether the Ballot(s) regarding such other Common Stock are being voted to accept or reject the Plan, all of which information is set forth with respect to such beneficial owner on the attached listing, (iv) such beneficial owner is not voting the shares of Common Stock voted hereby pursuant to any other ballot, and (v) the undersigned has and will retain in its file all written instructions and advice received by it from beneficial owners.

         2. If the undersigned is the record holder for more than one beneficial owner and by this Ballot is casting votes for more than one beneficial owner, by signing this Ballot, the undersigned certifies that the attached listing accurately sets forth the number of shares and an identifying number attributable to each such beneficial owner, together with the vote of each such beneficial owner to accept or reject the Plan. If the written instructions from beneficial owners result in the undersigned voting both to accept and to reject the Plan on behalf of respective beneficial owners, then the undersigned shall complete a separate Ballot for those beneficial owners voting to accept the Plan and a separate Ballot for those beneficial owners voting to reject the Plan.

         3. By signing this Ballot, the undersigned certifies that it is the registered or record owner of the Common Stock voted on this Ballot and/or has full power and authority to vote to accept or reject the Plan. The undersigned also acknowledges the terms and conditions set forth in the Disclosure Statement.


                  ELECTION FOR PARTICIPATION IN RIGHTS OFFERING


         By checking the "ELECTION FOR PARTICIPATION IN RIGHTS OFFERING" box below, the undersigned elects to participate in the right to purchase for a Cash price of $1.50 per share, two-tenths (.2) of a share of New Common Stock. By so electing to participate, the undersigned understands and acknowledges that under the Plan, the holders of Class 3A Interests will receive assignment of the Debtors' interest, if any, in any policies of insurance applicable to pre-petition claims arising from the purchase, sale or ownership of Common Stock, as the respective interests of holders of Class 3A Interests may appear. In addition, holders of Class 3A Interests that are existing owners of Common Stock will receive, for each share of Common Stock owned: (i) four-tenths (.4) of a share of New Common Stock; and (ii) the right to purchase for a Cash price of $1.50 per share, two-tenths (.2) of a share of New Common Stock.

                ELECT PARTICIPATION IN RIGHTS OFFERING (Check one box):

                [ ]              Yes
                                                   [CHECK ONE BOX]
                [ ]              No

         PLEASE FULLY COMPLETE THIS BALLOT BY CHECKING THE "ACCEPTS" OR "REJECTS" BOX. IF NEITHER THE "ACCEPTS" NOR "REJECTS" BOX IS CHECKED, THE BALLOT WILL NOT BE VALID OR COUNTED AS HAVING BEEN CAST. HOLDERS OF SMALL SHARE ENTITLEMENTS WILL RECEIVE CASH PROCEEDS FROM THE SALE OF SUCH SMALL SHARE ENTITLEMENTS UNLESS THE "ELECT TO RECEIVE DISTRIBUTION OF SHARES" BOX IS CHECKED.


Date:__________________, 1996
                                -----------------------------------------------
                                Print or Type Name

                                -----------------------------------------------
                                Signature

         [If appropriate]       By
                                  ---------------------------------------------

                                As
                                  ---------------------------------------------

                                Address
                                       ----------------------------------------



                [ ]   Current Holder of Unitech Stock
                                                             [CHECK ONE BOX]
                [ ]   Former Holder of Unitech Stock




              RETURN THIS BALLOT ON OR BEFORE DECEMBER 4, 1996 TO:

                            Unitech Industries, Inc.
                              15035 N. 75th Street
                            Scottsdale, Arizona 85260
                      Attention: Virland Johnson, Secretary

                              ATTACHMENT TO BALLOT
                       FOR RECORD OWNERS OF SECURITIES FOR
                             HOLDERS OF COMMON STOCK
                                    REGARDING
                          JOINT PLAN OF REORGANIZATION
                                       OF
                            UNITECH INDUSTRIES, INC.

                                                                          NUMBER OF SHARES OF COMMON STOCK
                                                     ---------------------------------------------------------------------
                IDENTIFYING NUMBER
               FOR BENEFICIAL OWNER                              ACCEPT                                REJECT
               ---------------------                            --------                              --------
 1.
   ---------------------------------------------     -------------------------------       -------------------------------
 2.
   ---------------------------------------------     -------------------------------       -------------------------------
 3.
   ---------------------------------------------     -------------------------------       -------------------------------
 4.
   ---------------------------------------------     -------------------------------       -------------------------------
 5.
   ---------------------------------------------     -------------------------------       -------------------------------
 6.
   ---------------------------------------------     -------------------------------       -------------------------------
 7.
   ---------------------------------------------     -------------------------------       -------------------------------
 8.
   ---------------------------------------------     -------------------------------       -------------------------------
 9.
   ---------------------------------------------     -------------------------------       -------------------------------
10.
   ---------------------------------------------     -------------------------------       -------------------------------

         If a beneficial owner owns shares of Common Stock otherwise than through the undersigned, the following information relates to such other holdings being separately voted:

                                                                                      NUMBER OF SHARES OF COMMON STOCK
                                                                                -----------------------------------------
          IDENTIFYING NUMBER
         FOR BENEFICIAL OWNER                NAME OF RECORD HOLDER                   ACCEPT                     REJECT
         --------------------                ---------------------                   ------                     ------
 1.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 2.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 3.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 4.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 5.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 6.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 7.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 8.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
 9.
   --------------------------------    ----------------------------------     ---------------------     -----------------------
10.
   --------------------------------    ----------------------------------     ---------------------     -----------------------

                        [UNITECH INDUSTRIES LETTERHEAD]

                                        November 15, 1996


TO ALL CREDITORS, EQUITY SHAREHOLDERS AND PARTIES IN INTEREST:

                  UNITECH INDUSTRIES, INC. and UNITECH ACQUISITION CORP., debtors and debtors-in-possession ("Debtors") in the pending and jointly administered Chapter 11 proceedings before the United States Bankruptcy Court for the District of Arizona ("Bankruptcy Court"), filed their Amended Joint Plan of Reorganization ("Second Amended Joint Plan") dated November 11, 1996. The Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code ("Amended Disclosure Statement") describing the terms of the Amended Joint Plan came before the Court on November 12, 1996. Accordingly, the Debtors are seeking the votes of all parties entitled to vote on the Amended Joint Plan.

                  Before voting on the Amended Joint Plan, you should review each of the following documents enclosed herewith:

                  1. Amended Disclosure Statement (with exhibits, including the Amended Joint Plan);

                  2. Order approving Amended Disclosure Statement and Notice of Hearing on Amended Joint Plan of Reorganization;

                  3. November 14, 1996 letter from Randolph J. Haines, Esq., Chief Attorney for the Official Unsecured Creditors' Committee supporting the Debtors' Amended Plan; and

                  4.       One or more Ballots, if applicable.

                  The Debtors believe that the Amended Joint Plan is in the best interests of all parties entitled to vote thereon, and that you should vote to accept the Amended Joint Plan. For your Ballot(s) to count, the Ballot(s) must be received by the Debtors at the address set forth in the Ballot, not later than December 4, 1996.

                        [UNITECH INDUSTRIES LETTERHEAD]

November 15, 1996
Page Two



                  If the requisite number of acceptances to the Amended Joint Plan are obtained, the Bankruptcy Court will consider confirmation of the Amended Joint Plan at a hearing to be held on December [ ], 1996 at [ ] a.m./p.m. ("Confirmation Hearing"). If the Amended Joint Plan is confirmed at the Confirmation Hearing, the parties will receive distributions in accordance with the terms of the Amended Joint Plan.

                  The Debtors urge you to accept the Amended Joint Plan and to complete and return your Ballot(s) indicating your acceptance of the Amended Joint Plan in a timely manner.

                                         Sincerely,

                                         UNITECH INDUSTRIES, INC.
                                         Debtor-in-Possession

                                         UNITECH ACQUISITION CORP.
                                         Debtor-in-Possession

                                        FILED
                                        Nov. 12, 1996
                                        KEVIN E. O'BRIEN, CLERK
                                        UNITED STATES
                                        BANKRUPTCY COURT
                                        FOR THE DISTRICT OF ARIZONA

                        IN THE UNITED STATES BANKRUPTCY COURT
                             FOR THE DISTRICT OF ARIZONA

In re:                                  ) In Proceedings Under Chapter 11
                                        )
UNITECH INDUSTRIES,  INC., and related  ) Case No. 96-818-PHX-RGM
proceedings,                            ) (Joint Administration Only)
                                        )
Debtors.                                ) ORDER APPROVING DEBTORS'
                                        ) AMENDED DISCLOSURE
APPLICABLE DEBTOR(S)  (Check)           ) STATEMENT DATED NOVEMBER 12,
                                        ) 1996 AND SETTING HEARING TO
UNITECH ACQUISITION CORP.         /X/   ) CONSIDER CONFIRMATION OF
(Case No. 96-819-PHX-RGM)               ) PLAN OF REORGANIZATION AND
                                        ) PRESCRIBING NOTICE
UNITECH INDUSTRIES, INC.         /X/    ) PROCEDURES WITH RESPECT
(Case No. 96-818-PHX-RGM)               ) THERETO
                                        )
----------------------------------------

     This matter came to be heard on the Amended Disclosure Statement dated November 11, 1996 (the "Amended Disclosure Statement") by Unitech Industries, Inc. and Unitech Acquisition Corp., Debtors and Debtors-in Possession herein ("Debtors"), pertaining to Debtors' Joint Amended Plan of Reorganization of the same date (the "Amended Plan").

     A Hearing was scheduled before this Court on August 29, 1996 pursuant to this Court's Order Setting Hearing to Consider Approval of Disclosure Statement and Prescribing Notice Procedures With Respect Thereto entered August 19, 1996 (the "Notice and Hearing

Order"). By orders of this Court, the August 29, 1996 hearing and subsequent hearings were adjourned to November 12, 1996 (the "Hearing"). At the Hearing, the Court considered the Debtors' request for an Order approving the Amended Disclosure Statement.

        Upon consideration of: (i) the Certificates of Service filed reflecting substantial compliance with the notice requirements of the Notice and Hearing Order; (ii) the Amended Plan (the "Plan"); (iii) the Amended Disclosure Statement; (iv) the Submission of Proposed Solicitation Materials filed by Debtors on August 15, 1996 (the "Solicitation Materials"); (v) any Objections thereto; and (vi) the record taken before me at the Hearing; and after due deliberation and sufficient cause appearing therefor,

        THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:

        A. Proper, timely, and sufficient notice of the Hearing has been provided in accordance with the Notice and Hearing Order, and no other or further notice of the Hearing or the entry of this Order is necessary.

        B. The Disclosure Statement, the cover letter and ballots as set forth in the Solicitation Materials (all of the foregoing being collectively referred to as the "Disclosure Materials") that Debtors propose to disseminate to the holders of claims against, and interests in, the Debtors, as part of its solicitation of acceptances of the Plan (the "Solicitation"), contain "adequate information" as such term in defined in Section 1125(a)(1) of the Bankruptcy Code.

        ACCORDINGLY, IT IS HEREBY ORDERED AS FOLLOWS:

        1. The Disclosure Materials are hereby approved in all respects.

        2. Debtors are hereby authorized pursuant to Section 1125(b) of the Bankruptcy Code to solicit acceptances to the Plan from those holders of claims against, and interests in, Debtor which are impaired under the Plan and entitled to vote on the Plan.

        3. Each objection in the Objections which has not been withdrawn or treated through modifications reflected in the Disclosure Statement is hereby overruled.

        4. Pursuant to Rule 3017(c) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), December 4, 1996 at 5:00 p.m. Mountain Standard Time is hereby fixed as the deadline by which acceptances or rejections of the Plan must be received in order for them to be counted in the determination of whether the Plan has been accepted in accordance with the provisions of Section 1126 of the Bankruptcy Code.

        5. Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rules 2002(b)(2) and 3020(b)(1), the hearing to consider confirmation of the Plan, objections or modifications thereto, if any, and any other matter that may properly come before the Bankruptcy Court, will be held before the Honorable Robert G. Mooreman, United States Bankruptcy Judge, 2929 North Central Avenue, Eleventh Floor, Phoenix, Arizona 85607-4151, on December 11, 1996 at 1:30 p.m. Mountain Time, or as soon thereafter as counsel may be heard (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without further notice other than an announcement in open court at the Confirmation Hearing of the adjourned date or dates for the adjourned Confirmation Hearing.

        6. The Plan may be modified at or prior to the Confirmation Hearing to accommodate objections thereto by interested parties, and at the Confirmation Hearing, the Court may enter such orders as it deems appropriate under applicable law and as required by the circumstances and equities of the Debtors' Chapter 11 cases.

        7. Objections, if any, to confirmation of the Plan: (a) shall be in writing, (b) shall comply with the Bankruptcy Rules and the Local Bankruptcy Rules of this Court, (c) shall set forth the name of the objecting party, the nature and amount of any claim or interest asserted by the objecting party against the estate or property of the Debtor, (d) shall state with particularity the legal and factual basis for such objection, and (e) shall be filed with this Court, together with proof of service thereof, and served upon the following, by hand delivery, facsimile, overnight mail or similar means so as to be received no later than 5:00 p.m. Mountain Time on December 4, 1996, by the following:

UNITECH INDUSTRIES, INC.                    SQUIRE, SANDERS & DEMPSEY, L.L.P.
15035 N. 75th Street                        Two Renaissance Square
Scottsdale, AZ 85260                        40 North Central Avenue, Suite 2700
Attn: Virland Johnson                       Phoenix, AZ 85004-4441
Representative for Debtors                  Attn: Rawle Andrews, Jr., Esquire
  In Possession                             Counsel for the Debtors

LEWIS AND ROCA, L.L.P.                      KECH, MAHIN & CATE
40 North Central Avenue                     555 Twelfth Street, N.W.,
Phoenix, AZ 85004-4429                      Suite 600
Attn: Randolph J. Haines, Esquire           Attn: Stanley Jutkowitz, Esquire
Counsel for the Official Creditors          Counsel for Investors
  Committee

OFFICE OF THE UNITED STATES
  TRUSTEE
2929 North Central Avenue, Suite 700
P.O. Box 36170
Phoenix AZ 85067-6170
Attn: Christopher J. Pattock, Esquire

ANY PARTY FAILING TO FILE AND SERVE OBJECTIONS IN ACCORDANCE WITH THE PROVISIONS OF THIS ORDER SHALL BE BARRED FROM RAISING SUCH OBJECTIONS AT THE CONFIRMATION HEARING.

        8. Debtors' filing of a Certificate of Mailing indicating service of the Disclosure Materials via first class mail within five (5) days of Confirmation Hearing, upon the following:

i.      OFFICE OF THE UNITED STATES TRUSTEE
        2929 North Central Avenue, Suite 700
        Phoenix, Arizona 85012
        Attention:  Christopher J. Pattock, Esquire

ii.     SECURITIES AND EXCHANGE COMMISSION
        5670 Wilshire Boulevard, 11th Floor
        Los Angeles, California 90036-3648
        Attention:  Sarah Moyed, Esquire

iii.    UNSECURED CREDITORS COMMITTEE
        c/o Randolph J. Haines, Esquire
        Lewis & Roca L.L.P.
        40 North Central Avenue
        Phoenix, Arizona 85004-4429

iv.     All parties having requested notices in these cases,

v.      All known creditors of the Debtors, and

vi. All record equity security holders of Unitech as set forth in the Debtor's Schedules shall constitute compliance with Bankruptcy Rule 3017(d), and shall be deemed good and sufficient notice of the Confirmation Hearing, this Order, and of all proceedings to be held with respect thereto.

///

///

///

        9. Copies of the Amended Plan and the Amended Disclosure Statement are on file with the Clerk of the Bankruptcy Court, 2929 North Central, 9th Floor,
P. O. Box 34151, Phoenix, Arizona 85067-4151, and may be reviewed Monday through Friday, 9:00 a.m. to 4:30 p.m. (MST). Copies also may be obtained by contacting:
NightRider, Attention Keith Goljan, Account Manager, 3800 North Central Avenue, Suite 600, Phoenix, Arizona 85012, Telephone: (602) 266-5949, Facsimile: (602) 266-5949.

        10. Debtors are hereby authorized to execute such documents and take such action as may be necessary to implement this Order.

        11. Debtors also are hereby authorized to make typographical, grammatical and other non-substantive conforming changes to the Disclosure Materials or the Plan prior to mailing to creditors, without further order of this Court.

Dated:

 11-12 , 1996                           /s/ Robert G. Mooreman
-------                                 ------------------------------
                                        Honorable Robert G. Mooreman
                                        United States Bankruptcy Judge

                                                                       EXHIBIT 2

                              UNITECH INDUSTRIES, INC.
                     CONSOLIDATING SUMMARY FINANCIAL STATEMENTS

                                                  YEAR TO DATE -- NOVEMBER 1, 1995 TO JULY 31, 1996
                                           --------------------------------------------------------------
                                             UNITECH          UNITECH
                                            INDUSTRIES      ACQUISITION
                                              INC.          CORPORATION     ELIMINATION       CONDENSED
                                           ------------     -----------     -----------      ------------
STATEMENT OF INCOME
Sales and Operating Revenues
  (Net of Returns and Allowances)........  $  9,298,259     $ 6,631,762      $       --      $ 15,930,021
Cost of Goods Sold.......................     8,162,489       4,832,072              --        12,994,561
Selling Expenses.........................       522,479              --              --           522,479
General and Administrative Expenses......     1,780,934       2,045,123              --         3,826,057
                                                     --              --              --                --
                                           ------------     -----------      ----------      ------------
Income (Loss) from Operations............    (1,167,643)       (245,433)             --        (1,413,076)
                                           ------------     -----------      ----------      ------------
Non-operating Income and Expenses
  (Including interest income)............      (812,497)         37,992         214,941          (559,564)
Bankruptcy Expenses......................      (358,750)         (7,500)             --          (366,250)
                                           ------------     -----------      ----------      ------------
Income (Loss) Before Taxes...............    (2,338,890)       (214,941)        214,941        (2,338,890)
                                           ------------     -----------      ----------      ------------
Provision for Domestic Income Taxes......            --              --              --                --
                                           ------------     -----------      ----------      ------------
Income (Loss) After Income Taxes.........  $ (2,338,890)    $  (214,941)     $  214,941      $ (2,338,890)
                                           ============     ===========      ==========      ============

BALANCE SHEET (As of July 31, 1996)

ASSETS
Cash and Demand Deposits in the U.S. ....  $  1,760,099     $   431,265      $       --      $  2,191,364
Trade Accounts and Trade Notes
  Receivable (Less Allowances)...........     2,100,614       1,467,994              --         3,568,608
Inventories (at Lower of Cost
  or Market).............................     1,837,757       1,293,120              --         3,130,877
All Other Current Assets.................       696,705          24,902              --           721,607
                                                     --              --              --                --
Plant and Equipment, Including
  Construction in Progress...............     1,017,875          86,353              --         1,104,228
  Land and Improvements..................        19,871              --              --            19,871
  Accumulated Depreciation...............       286,955          20,726              --           307,581
                                           ------------     -----------      ----------      ------------
  Net Plant Property & Equipment.........       750,791          65,627              --           816,418
                                           ------------     -----------      ----------      ------------
All Other Non-current Assets.............    (1,637,384)       (957,354)      3,093,076           498,338
                                           ------------     -----------      ----------      ------------
TOTAL ASSETS.............................  $  5,508,582     $ 2,325,554      $3,093,076      $ 10,927,212
                                           ============     ===========      ==========      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term Loans from Banks..............  $  4,896,889     $ 4,204,223      $       --      $  9,101,112
Trade Accounts and Trade Notes Payable ..     4,320,521       1,086,837              --         5,407,358
Domestic Income Tax Accrued..............            --              --              --                --
Current Portion from Capitalized
  Lease Obligations......................        69,754           2,982              --            72,736
All Other Current Liabilities............       469,825         119,992              --           589,817
Long-term Portion of Capital Lease
  Obligations............................         6,763           4,596              --            11,359
All Other Long-term Liabilities
  Including Deferred Income Taxes........        75,000              --              --            75,000
Common Stock.............................    23,365,582              30             (30)       23,365,582
  Retained Earnings at End of Period ....   (27,665,751)     (3,093,106)      3,093,106       (27,695,751)
                                           ------------     -----------      ----------      ------------
  Stockholders' Equity...................    (4,330,170)     (3,093,076)      3,093,076        (4,330,170)
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.................................  $  5,508,582     $ 2,325,554      $3,093,076      $ 10,927,212
                                           ============     ===========      ==========      ============

-----------

Note (1): Consolidating Financial Statements does not include the Assets,
          Liabilities, Capital, or results of Operations of Hericson Industries Limited or its Subsidiaries.

Note (2): Information is unaudited.

                             UNITECH INDUSTRIES, INC.
                    CONSOLIDATING SUMMARY FINANCIAL STATEMENTS

                                                                                 3rd QUARTER - May 1, 1996 to July 31, 1996
                                                                        ----------------------------------------------------------
                                                                         Unitech         Unitech
                                                                        Industries      Acquisition
                                                                           Inc.         Corporation     Elimination     Condensed
                                                                        ----------------------------------------------------------
STATEMENT OF INCOME
Sales and Operating Revenues (Net of Returns and Allowances) .....       $3,415,760     $1,498,759                      $4,914,519
Cost of Goods Sold ...............................................        2,516,221        777,251                       3,293,472
Selling Expenses .................................................          222,398             --                         222,398
General and Administrative Expenses ..............................          267,874        492,736                         760,610
                                                                         ----------     ----------                     -----------
Income (Less) from Operations ....................................          409,267        228,772              --         638,039
                                                                         ----------     ----------      ----------     -----------
Non-operating Income and Expenses (including interest income) ....          175,715          6,194        (231,216)        (49,307)
Bankruptcy Expenses ..............................................         (355,000)        (3,750)                       (358,750)
                                                                         ----------     ----------      ----------     -----------
Income (Loss) Before Taxes .......................................          229,982        231,216        (231,216)        229,982
                                                                         ----------     ----------      ----------     -----------
Provision for Domestic Income Taxes ..............................               --             --             --               --
                                                                         ----------     ----------      ----------     -----------
Income (Loss) After Income Taxes .................................       $  229,982     $  231,216      $ (231,216)    $   229,982
                                                                         ==========     ==========      ==========     ===========
BALANCE SHEET (As of July 31, 1996)

ASSETS
Cash and Demand Deposits in the U.S. ............................       $ 1,760,099     $  431,265                      $2,191,364
Trade Accounts and Trade Notes Receivable (Less Allowance) ......         2,100,614      1,467,994                       3,568,608
Inventories (at Lower of Cost or Market) ........................         1,837,757      1,293,120                       3,130,877
All Other Current Assets ........................................           696,705         24,902                         721,607

Plant and Equipment, Including Construction in Progress .........         1,017,875         86,353                       1,104,228
        Land and Improvements ...................................            19,671             --                          19,871
        Accumulated Depreciation ................................           286,955         20,726                         307,681
                                                                        -----------     ----------      ----------     -----------
        Net Plant Property & Equipment ..........................           750,791         65,627              --         816,418
                                                                        -----------     ----------      ----------     -----------
All Other Non-current Assets ....................................        (1,637,384)      (957,354)      3,093,076         498,338
                                                                        -----------     ----------      ----------     -----------
TOTAL ASSETS                                                            $ 5,508,582     $2,325,554      $3,093,076     $10,927,212
                                                                        ===========     ==========      ==========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term Loans from Banks .....................................       $ 4,896,889     $4,204,223                     $ 9,101,112
Trade Accounts and Trade Notes Payable .........................          4,320,521      1,086,837                       5,407,358
Domestic Income Tax Accrued .....................................                --             --                              --
Current Portion from Capitalized Lease Obligations ..............            69,754          2,982                          72,736
All Other Current Liabilities ...................................           469,825        119,992                         589,817
Long-term Portion of Capital Lease Obligations ..................             6,763          4,596                          11,359
All Other Long-term Liabilities including Deferred Income
 Taxes ..........................................................            75,000             --                          75,000
Common Stock ....................................................        23,365,582             30             (30)     23,365,582
 Retained Earnings at End of Period .............................       (27,695,751)    $3,093,106)      3,093,106     (27,695,751)
                                                                        -----------     ----------      ----------      ----------
 Stockholders' Equity ...........................................        (4,330,170)    (3,093,076)      3,093,076      (4,330,170)
                                                                        -----------     ----------      ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ......................       $ 5,508,582     $2,325,554      $3,093,076     $10,927,212
                                                                        ===========     ==========      ==========     ===========

Note (1): Consolidating Financial Statements does not include the Assets,
          Liabilities, Capital, or results of Operations of Hericson Industries Limited or its Subsidiaries.

Note (2): Information is unaudited.

                            UNITECH INDUSTRIES, INC.
                   CONSOLIDATING SUMMARY FINANCIAL STATEMENTS

                                           2nd QUARTER - February 1, 1996 to April 30, 1996
                                        ------------------------------------------------------
                                           Unitech       Unitech
                                         Industries    Acquisition
                                            Inc.       Corporation   Elimination    Condensed
                                        ------------  ------------  ------------  ------------
STATEMENT OF INCOME

Sales and Operating Revenues
 (Net of Returns and Allowances)......  $  2,763,626   $ 1,526,980    $       --  $  4,290,606
Cost of Goods Sold....................     2,274,294       832,405            --     3,106,699
Selling Expenses......................       141,118            --            --       141,118
General and Administrative Expenses...       254,478       640,417                     894,895
                                        ------------  ------------  ------------  ------------
Income (Loss) from Operations.........        93,736        54,158            --       147,894
                                        ------------  ------------  ------------  ------------
Non-operating Income and Expenses
 (including interest income)..........       (61,631)       26,842       (77,250)     (112,039)
Bankruptcy Expenses...................        (3,750)       (3,750)                     (7,500)
                                        ------------  ------------  ------------  ------------
Income (Loss) Before Taxes............        28,355        77,250       (77,250)       28,355
                                        ------------  ------------  ------------  ------------
Provision for Domestic Income Taxes...
                                        ------------  ------------  ------------  ------------
Income (Loss) After Income Taxes......  $     28,355  $     77,250  $    (77,250) $     28,355
                                        ============  ============  ============  ============

BALANCE SHEET (As of April 30, 1996)

ASSETS
Cash and Demand Deposits
 in the U.S. .........................  $    418,272  $    752,733                $  1,171,005
Trade Accounts and Trade Notes
 Receivable (Less Allowance)..........     1,905,053     1,094,340                   2,999,393
Inventories (at Lower of Cost
 or Market)...........................     2,114,701     1,450,847                   3,565,548
All Other Current Assets..............       660,267         5,888                     666,155

Plant and Equipment, including
 Construction in Progress.............     1,531,779        87,572                   1,619,351
        Land and Improvements.........     1,608,141            --                   1,608,141
        Accumulated Depreciation......       241,520        16,672                     258,192
                                        ------------  ------------  ------------  ------------
        Net Plant Property
         & Equipment..................     2,898,400        70,900            --     2,969,300
                                        ------------  ------------  ------------  ------------
All Other Non-current Assets..........    (2,168,545)     (958,409)    3,324,292       197,338
                                        ------------  ------------  ------------  ------------
TOTAL ASSETS..........................  $  5,828,148  $  2,416,299  $  3,324,292  $ 11,568,739
                                        ============  ============  ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term Loans from Banks...........  $  5,688,363  $  4,304,223                $  9,992,586
Trade Accounts and Trade
 Notes Payable........................     4,055,927     1,116,559                   5,172,486
Domestic Income Tax Accrued...........                                                      --
Current Portion from Capitalized Lease
 Obligations..........................        39,263         2,830                      42,093
All Other Current Liabilities.........       472,851       311,517                     784,368
Long-term Portion of Capital Lease
 Obligations..........................        56,896         5,462                      62,358
All Other Long-term Liabilities
 including Deferred Income Taxes......        75,000                                    75,000
Common Stock..........................    23,365,581            30           (30)    23,365,581
  Retained Earnings at End of Period..   (27,925,733)   (3,324,322)    3,324,322   (27,925,733)
                                        ------------  ------------  ------------  ------------
  Stockholders' Equity................    (4,560,152)   (3,324,292)    3,324,292    (4,560,152)
                                        ------------  ------------  ------------  ------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY.................  $  5,828,148  $  2,416,299  $  3,324,292  $ 11,568,739
                                        ============  ============  ============  ============

Note (1): Consolidating Financial Statements does not include the Assets,
          Liabilities, Capital, or results of Operations at Hericson Industries Limited or its Subsidiaries.

Note (2): Information is unaudited.

                            UNITECH INDUSTRIES, INC.
                   CONSOLIDATING SUMMARY FINANCIAL STATEMENTS

                                                                     -------------------------------------------------------------
                                                                           1st QUARTER-November 1, 1995 to January 31, 1996
                                                                     -------------------------------------------------------------
                                                                        Unitech         Unitech
                                                                      Industries      Acquisition
                                                                         Inc.         Corporation       Elimination     Condensed
                                                                      ------------------------------------------------------------
STATEMENT OF INCOME

Sales and Operating Revenues (Net of Returns and Allowances)........     $3,118,873    $ 3,606,023                     $ 6,724,896
Cost of Goods Sold..................................................      3,371,974      3,222,416                       6,594,390
Selling Expenses....................................................        158,963             --                         158,963
General and Administrative Expenses.................................      1,258,582        911,970                       2,170,552
                                                                      ------------------------------------------------------------
Income (Loss) from Operations.......................................     (1,670,646)      (528,363)             --      (2,199,009)
                                                                      ------------------------------------------------------------
Non-operating Income and Expenses (including interest income).......       (926,581)         4,956         523,407        (398,218)
Bankruptcy Expenses.................................................
                                                                      ------------------------------------------------------------
Income (Loss) Before Taxes..........................................     (2,597,227)      (523,407)        523,407      (2,597,227)
                                                                      ------------------------------------------------------------
Provision for Domestic Income Taxes.................................
                                                                      ------------------------------------------------------------
Income (Loss) After Income Taxes....................................   $ (2,597,227)    $ (523,407)     $  523,407     $(2,597,227)
                                                                      ============================================================
BALANCE SHEET (As of January 31, 1996)

ASSETS
Cash and Demand Deposits in the U.S. ...............................   $    414,688     $  434,376                     $   849,064
Trade Accounts and Trade Notes Receivable (Less Allowance)..........      1,619,196      2,303,752                       3,922,948
Inventories (at Lower of Cost or Market) ...........................      2,541,943      1,627,226                       4,169,169
All Other Current Assets ...........................................        925,406            --                          925,406

Plant and Equipment, Including Construction in Progress ............        998,501         87,571                       1,086,072
                Land and Improvements ..............................      1,588,270            --                        1,588,270
                Accumulated Depreciation ...........................        178,102         12,274                         190,376
                                                                      ------------------------------------------------------------
                Net Plant Property & Equipment .....................      2,408,669         75,297                       2,483,966
                                                                      ------------------------------------------------------------
All Other Non-current Assets .......................................     (1,535,805)    (1,915,283)      3,401,542         (49,546)
                                                                      ------------------------------------------------------------
TOTAL ASSETS .......................................................    $ 6,374,097    $ 2,525,368      $3,401,542     $12,301,007
                                                                      ============================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term Loans from Banks ........................................    $ 5,174,203    $ 4,408,351                     $ 9,582,554
Trade Accounts and Trade Notes Payable .............................      5,048,830      1,000,058                       6,048,888
Domestic Income Tax Accrued ........................................         75,000            --                           75,000
Current Portion from Capitalized Lease Obligations .................         57,899          2,880                          60,779
All Other Current Liabilities ......................................        549,777        509,508                       1,059,285
Long-term Portion of Capital Lease Obligations .....................         56,896          6,113                          63,009
All Other Long-term Liabilities including Deferred Income Taxes ....                                                           --
Common Stock .......................................................     23,365,582             30             (30)     23,365,582
  Retained Earnings at End of Period ...............................    (27,954,090)    (3,401,572)      3,401,572     (27,954,090)
                                                                      ------------------------------------------------------------
  Stockholders' Equity .............................................     (4,588,508)    (3,401,542)      3,401,542      (4,588,508)
                                                                      ------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........................   $  6,374,097    $ 2,525,368     $ 3,401,542    $ 12,301,007
                                                                      ============================================================

Note (1):  Consolidating Financial Statements does not include the Assets,
           Liabilities, Capital, or results of Operations of Hericson Industries Limited or its Subsidiaries.

Note (2):  Information is unaudited.

                      UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                    PROJECTED OPENING CONSOLIDATED BALANCE SHEET
                                AS OF JANUARY 1, 1997
                                NOTES AND ASSUMPTIONS
                                     (UNAUDITED)


INTRODUCTION

Unitech Industries, Inc. ("Unitech", or the "Company") and Subsidiaries have prepared financial projections covering the period from January 1, 1997 through October 31, 1999 (the "Projection Period").

The projection represents, to the best of management's knowledge and belief (assuming the Company will implement a plan of reorganization and emerge from bankruptcy during the first quarter of the fiscal year ending October 31,
1997), the expected financial position, results of operations, and cash flows of the Company for the period January 1, 1997 through October 31, 1999 (including the proposed impact of settlement of claims subject to compromise as part of the Chapter 11 reorganization). Additionally, this projection reflects management's judgment as of September 1996, of expected future operating conditions affecting Unitech and management's expected course of action. The assumptions disclosed herein are those that management believes are significant to the projection. There will normally be differences between the projected and actual results because events and circumstances frequently do not occur as expected. Those differences may be material and adverse.

The projection is based on a number of estimates and assumptions that, though considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Unitech and management, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the projected results will be realized, and actual results may vary materially from those projected. If actual results are lower than those shown, or if the assumptions used in formulating the projection are not realized, Unitech's cash flows could be adversely affected.

The reader is encouraged to refer to the Plan and Disclosure Statement for a more detailed discussion of the financial terms of the Plan.

The pre-reorganization business was determined by considering the actual operating results through August 31, 1996 and the forecasted results for the period September 1, 1996 through December 31, 1996 to reflect estimated consolidated balance sheet amounts as of December 31, 1996. The projected opening consolidated balance sheet and reorganization adjustments reflect all debt and equity restructuring and cash distributions resulting from the Plan. Cash distributions under the Plan are assumed to occur on January 1, 1997 (the "Effective Date") for purposes of these projections. Fresh Start Accounting as defined by the American Institute of Certified Public Accountants, Statement of Position 90-7, is likely not applicable to Unitech and has not been applied for the purposes of this projected opening consolidated balance sheet.

NOTES AND ASSUMPTIONS

CASH
Purchase of Stock
The increase in cash of $3,060,000 reflects the proceeds from the common stock rights offering of 2,040,000 shares at $1.50 per share.

Exchange of Debt
The cash payments of $5,035,089 anticipated to be made on the First Distribution Date are as follows:

          Class 1A - Merrill Lynch Debt                  $2,143,089
          Class 1B - Imperial Bank Debt                   1,000,000
          Class 2A - Unsecured Claims < $1,000               42,000
          Class 2C - Unsecured Claims > $1,000            1,000,000
          Administrative Expenses                           850,000
                                                         ----------
                                                         $5,035,089
                                                         ==========


OTHER ACCRUED LIABILITIES
The decrease in other accrued liabilities of $850,000 reflects the payment for administrative expenses (professional fees) estimated to be $1,000,000, less a professional fee retainer paid by the Company prior to the petition date of $150,000.

NOTES PAYABLE -- NEW
The Plan provides for Class 1A (Merrill Lynch) and Class 1B (Imperial Bank) to receive cash, preferred stock (Imperial Bank only) and new notes payable of $4,018,282 in exchange for their claims. The following summarizes the terms of the post-reorganized notes payable:

Merrill Lynch -- Promissory Note #1
        -   $2,000,000 principal
        -   10% interest rate
        -   Maturity of December 31, 1999 or 3 years from the Closing Date
        -   Monthly Interest Payments for Year 1
        -   Monthly Principal and Interest Payments for Years 2 and 3


Merrill Lynch -- Promissory Note #2
        -   $500,000 principal
        -   10% interest rate
        -   Maturity December 31, 1998 or 2 years from the Closing Date
        -   Monthly principal and interest for 2 years

Imperial Bank Debt
        -   $1,518,282 principal
        -   12% interest rate
        -   Maturity of December 31, 1999 or 3 years from the Closing Date
        -   Quarterly Interest Payments
        -   Principal due at maturity


For purposes of the projection, it is assumed that the notes payable will be paid-off or refinanced at maturity.

NEW PREFERRED STOCK
The proposed new preferred stock has a Par Value of $1.50 per share. The preferred stock adjustment of $5,533,675 reflects the anticipated debt for preferred stock exchange of $1,200,000 (Class 1B - Imperial Bank debt) and $4,333,675 (Class 2C - unsecured claims > $1,000) for 800,000 and 2,889,117 shares of preferred stock respectively.

COMMON STOCK
The common stock (no Par Value) adjustment reflects the rights offering of 2,040,000 shares at $1.50 per share. In addition, the Plan provides for (i) the holders of common stock to receive two shares of common stock in the reorganized company for every five shares held prior to the Confirmation Date of the Plan; (ii) the Investor Group to receive 100,000 shares of common stock for guaranteeing the common stock rights offering; and (iii) 500,000 shares of common stock to be provided to management through a stock option plan(s).

RETAINED EARNINGS
The change in retained earnings reflects: (i) debt cancellation income of $14,000 related to cash payment of 75 percent for the Class 2A claims; and (ii) interest and fees of $500,000 related to the Merrill Lynch Promissory Note #2.

                   UNITECH INDUSTRIES, INC. AND SUBSIDIARIES

                  PROJECTED OPENING CONSOLIDATED BALANCE SHEET
                             AS OF JANUARY 1, 1997

                                                                 Reorganization Adjustments
                                                 Projected       --------------------------        Projected
                                             Pre-Reorganized        Purchase       Exchange       Reorganized
                                                  1/1/97            Of Stock       Of Debt           1/1/97
                                             ---------------      ------------------------        -----------
ASSETS
  Current Assets
    Cash................................       $   906,915                                        $    906,915
    Cash - Investment...................         1,279,500         3,060,000    (5,035,089)           (695,589)
    Amounts Receivable - Trade, net.....         3,381,400                                           3,381,400
    Amounts Receivable - Other..........           378,111                                             378,111
    Inventory...........................         2,896,040                                           2,896,040
    Prepaids............................           431,894                                             431,894
    Deferred Income Taxes...............            41,500                                              41,500
    Other Current Assets................           139,002                                             139,002
                                               -----------        ----------   -----------        ------------
                                                 9,454,362         3,060,000    (5,035,089)          7,479,273
  Fixed Assets
    Land................................                --                                                  --
    FF&E................................         1,397,453                                           1,397,453
    Accumulated Depreciation - FF&E.....          (413,491)                                           (413,491)
                                               -----------        ----------   -----------        ------------
                                                   983,962                --            --             983,962
  Other Assets..........................           194,957                --            --             194,957
                                               -----------        ----------   -----------        ------------
                                               $10,633,281        $3,060,000   $(5,035,089)       $  8,658,192
                                               ===========        ==========   ===========        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
    Accounts Payable....................       $   206,860                                        $    206,860
    Warranty Accrued....................           163,818                                             163,818
    Other Accrued Liabilities...........           994,854                        (850,000)            144,854
    Accrued Property Taxes..............            38,700                                              38,700
    Deferred Taxes......................            75,000                                              75,000
    Leases Payable - Current Portion....            47,119                                              47,119
                                               -----------        ----------   -----------        ------------
                                                 1,526,351                --      (850,000)            676,351
  Long Term Liabilities
    Notes Payable - New.................                --                       4,018,282           4,018,282
    Liabilities Subject to Compromise...        13,251,046                     (13,251,046)                 --
    Leases Payable - Long Term Portion..             3,326                                               3,326
                                               -----------        ----------   -----------        -------------
                                                13,254,372                --    (9,232,764)           4,021,608
  Total Liabilities.....................        14,780,723                --   (10,082,764)           4,697,959

  Stockholders' Equity
    Preferred Stock, $1.50 Par Value....                --                       5,533,675            5,533,675
    Common Stock........................        23,365,582         3,060,000                         26,425,582
    Retained Earnings...................       (27,513,024)                       (486,000)         (27,999,024)
                                               -----------        ----------   -----------        -------------
                                                (4,147,442)       $3,060,000     5,047,675            3,960,233
                                               -----------        ----------   -----------        -------------
                                               $10,633,281        $3,060,000    (5,035,089)       $   8,658,192
                                               ===========        ==========   ===========        ==============



           See Accompanying Notes and Assumptions to Projected Opening
                          Consolidated Balance Sheet.
            This Schedule and the Accompanying Notes and Assumptions
                   have not been subject to audit or review.

                      UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                     PROJECTED CONSOLIDATED FINANCIAL STATEMENTS
                      JANUARY 1, 1997 THROUGH OCTOBER 31, 1999
                                NOTES AND ASSUMPTIONS
                                     (Unaudited)

GENERAL ASSUMPTIONS AND DEFINITIONS
Responsibility for and purpose of the Financial Projection
Unitech Industries, Inc. ("Unitech", or the "Company") and Subsidiaries have prepared financial projections covering the period from January 1, 1997 through October 31, 1999 (the "Projection Period").

The projection represents, to the best of management's knowledge and belief (assuming the Company will implement a plan of reorganization and emerge from bankruptcy during the first quarter of the fiscal year ending October 31,
1997), the expected financial position, results of operations, and cash flows of the Company for the period January 1, 1997 through October 31, 1999 (including the proposed impact of settlement of claims subject to compromise as part of the Chapter 11 reorganization). Additionally, this projection reflects management's judgment as of September 1996, of expected future operating conditions affecting Unitech and management's expected course of action. The assumptions disclosed herein are those that management believes are significant to the projection. There will normally be differences between the projected and actual results because events and circumstances frequently do not occur as expected. Those differences may be material and adverse.

The projection is based on a number of estimates and assumptions, that though considered reasonable by management are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Unitech and management, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the projected results will be realized, and actual results may vary materially from those projected. If actual results are lower than those shown, or if the assumptions used in formulating the projection are not realized, Unitech's cash flows could be adversely affected.

The reader is encouraged to refer to the Plan and Disclosure Statement for a more detailed discussion of the financial terms of the Plan.

Assumptions Relating to Unitech's Reorganization
This financial projection considers the ongoing operations of Unitech and its assumptions for managing its business, and are based on the settlement of the liabilities subject to compromise as presented in the Plan.

Management has made certain assumptions regarding the form and effects of such a plan of reorganization. Although management is currently unable to predict how a final plan of reorganization might ultimately be structured -- and how that projection might affect the Company's financial statements and tax position (see Income Taxes below) -- Unitech's projected financial position will be impacted by the decisions made relative to a plan of reorganization, and the impact may be significant.

Hericson
The financial projections do not include the financial impact of the Company's investment in its wholly-owned subsidiary Hericson Industries, Ltd.

INCOME TAXES
Management has estimated that the Company will have significant Net Operating Loss Carryforwards ("NOLs") at October 31, 1996. For purposes of these projections, it is assumed that any income generated by the cancellation of debt under the Plan can be off-set against the NOLs. It is further assumed that the Company will not have the benefits of the NOLs in future years due to the uncertainty regarding the changes in ownership which may occur under the Plan or as a result of any changes to the Plan. However, users of the projection should be aware that Unitech may be able to off-set future taxes through the use of the NOLs which could significantly impact projected results of operations and cash flows. In addition management has not currently determined the effect the plan of reorganization will have on the Company's deferred tax asset and liability accounts.

SUMMARY OF TERMS OF POST-REORGANIZED DEBT

Merril Lynch - Promissory Note #1
        - $2,000,000 principal
        - 10% interest rate
        - Maturity of December 31, 1999 or 3 years from the Closing Date
        - Monthly Interest Payments for Year 1
        - Monthly Principal and Interest Payments for Years 2 and 3

Merrill Lynch - Promissory Note #2
        - $500,000 principal
        - 10% interest rate
        - Maturity December 31, 1998 or 2 years from the Closing Date
        - Monthly principal and interest for 2 years

Imperial Bank Debt
        - $1,518,282 principal
        - 12% interest rate
        - Maturity of December 31, 1999 or 3 years from the Closing Date
        - Quarterly Interest Payments
        - Principal due at maturity

OPERATING ASSUMPTIONS

SALES
The Company's sales plan was developed taking into consideration the following key elements
        - Macroeconomic trends
        - Industry trends and competition
        - Marketing, merchandising and pricing strategies
        - Advertising and promotional strategies
        - Improved operational efficiencies

The Company continues to recover from the negative impact caused by its bankruptcy filing and the change in management. Analysis was performed on the product sales and sales recovery trends which resulted in sales plans developed on a product by product basis. The sales projections were prepared giving consideration to historical trends and recent performance with an overlay of management's assessment and strategies relating to the above described key elements.

GROSS PROFIT
Variable margins in the years 1997 through 1999 are based on 1996 year-to-date results and were adjusted for process improvements and changes in product mix and product pricing strategies.

SALES & MARKETING
Sales and marketing expenses for 1997 are based on 1996 year-to-date results and anticipated department expenditures. Sales and marketing expense for 1998 and 1999 are based on 1997 levels, adjusted for inflation.

ENGINEERING AND GENERAL AND ADMINISTRATION
Engineering and general and administration expenses for 1997 are based on 1996 year-to-date results and anticipated department expenditures. Engineering and general and administration expenses for 1998 and 1999 are based on 1997 levels, adjusted for inflation.

BALANCE SHEET ASSUMPTIONS

WORKING CAPITAL ACCOUNTS
Evaluation of the major balance sheet accounts, in connection with their contribution to working capital changes for the statement of cash flows, were performed to reflect the appropriate impact on the financial results of the Company.

In general, historical information was reviewed to identify casual relationships between balance sheet accounts and certain operating statistics, including revenues and total operating expenses. Historical relationships were modified to reflect the impact of current management strategies.

Due to the bankruptcy proceeding, several of the Company's creditors have discontinued extending credit to Unitech. As Unitech emerges from Chapter 11, it is assumed that creditor confidence will be restored and accounts payable will return to a days outstanding level comparable to the Company's pre-bankruptcy experience. The projection reflects accounts payable of five days for the months of January through April 1997 and 10 days for the remainder of the fiscal year. Accounts payable are then further increased to normal terms beginning November 1, 1997.

FIXED ASSETS
The increase in the furniture, fixtures and equipment account reflects capital expenditures expected to be made over the projection period.

STOCKHOLDERS' EQUITY
Preferred Stock
Preferred stock has a Par Value of $1.50 per share and reflects the anticipated exchange of $1,200,000 of Imperial Bank debt and $4,333,675 of unsecured claims for 800,000 and 2,889,117 shares of preferred stock, respectively.

Common Stock
Common stock (no Par Value) is adjusted to reflect the rights offering of 2,040,000 shares at $1.50 per share. In addition, the Plan provides for:
(i) the holders of common stock will receive two shares of common stock in the reorganized company for every five shares held prior to the Confirmation Date of the Plan; (ii) the Investor Group to receive 100,000 shares of common stock for guaranteeing the common stock rights offering; and (iii) 500,000 shares of common stock to be provided to management through a stock option plan(s).

                   UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR TEN MONTHS ENDING OCTOBER 31, 1997
                 AND THE YEARS ENDING OCTOBER 31, 1998 AND 1999
                                   (Unaudited)

                                        Years ending October 31,
                                ------------------------------------------
                                (10 Months)
                                  FY 1997         FY 1998         FY 1999
                                -----------     -----------     -----------
NET SALES                       $19,997,530     $26,218,551     $30,232,349
COST OF SALES                    13,766,717      18,170,252      20,733,857
                                -----------     -----------     -----------
GROSS PROFIT                      6,230,813       8,048,299       9,498,492
SALES & MARKETING                   432,061         548,831         597,882
ENGINEERING                         488,764         618,322         653,502
GENERAL & ADMINISTRATION          2,159,806       2,794,824       2,989,317
DEPRECIATION                        242,769         329,391         386,691
                                -----------     -----------     -----------
INCOME FROM OPERATIONS            2,907,413       3,756,931       4,871,100
                                -----------     -----------     -----------
OTHER INCOME & EXPENSE                5,000           6,000           6,000
INTEREST EXPENSE                    356,453         373,943         259,607
                                -----------     -----------     -----------
INCOME BEFORE INCOME TAXES        2,545,960       3,376,988       4,605,493
INCOME TAX PROVISION              1,018,384       1,350,795       1,842,197
                                -----------     -----------     -----------
NET INCOME                      $ 1,527,576     $ 2,026,193     $ 2,763,296
                                ===========     ===========     ===========






SEE ACCOMPANYING NOTES AND ASSUMPTIONS TO THE CONSOLIDATED FINANCIAL STATEMENTS.
     THESE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES AND ASSUMPTIONS
                   HAVE NOT BEEN SUBJECT TO AUDIT OR REVIEW.

                  UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                    PROJECTED CONSOLIDATED BALANCE SHEETS
                        OCTOBER 31, 1997 THROUGH 1999
                                 (Unaudited)

                                                        10/31/97        10/31/98        10/31/99
                                                        -------------------------------------------
ASSETS
  CURRENT ASSETS
        Cash                                            $1,136,055      $ 1,077,480     $ 1,242,420
        Cash -- Investment                                (795,214)         577,062         843,850
        Accounts Receivable -- Trade, net                4,187,975        3,950,760       4,555,540
        Accounts Receivable -- Other                           --               --              --
        Inventory                                        3,564,330        3,484,740       3,976,350
        Prepaids                                           431,894          431,894         431,894
        Deferred Income Taxes                               41,500           41,500          41,500
        Other Current Assets                               139,002          139,002         139,002
                                                        -------------------------------------------
                                                         8,705,542        9,702,438      11,230,556

  FIXED ASSETS
        FF&E                                             1,502,453        1,791,453       2,075,453
        Accumulated Depreciation -- FF&E                  (656,260)        (985,651)     (1,372,342)
                                                        -------------------------------------------
                                                           846,193          805,802         703,111

                                                        -------------------------------------------
  OTHER ASSETS                                             194,957          194,957         194,957

                                                        -------------------------------------------
                                                        $9,746,692      $10,703,197     $12,128,624
                                                        ===========================================

LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES
        Accounts Payable                                $  509,190      $ 1,493,460     $ 1,704,150
        Warranty Accrual                                   204,016          196,639         226,743
        Other Accrued Liabilities                          144,854          144,854         144,854
        Accrued Property Taxes                                  --               --              --
        Deferred Taxes                                      75,000           75,000          75,000
        Leases Payable -- Current Portion                    3,232              616             --
                                                        -------------------------------------------
                                                           936,292        1,910,569       2,150,747
  LONG TERM LIABILITIES
        Notes Payable -- New                             3,821,974        2,778,626       1,700,580
        Leases Payable -- Long Term Portion                    616                0               0
                                                        -------------------------------------------
                                                         3,822,591        2,778,626       1,700,580

  TOTAL LIABILITIES                                      4,758,883        4,689,196       3,851,327

  STOCKHOLDERS' EQUITY
        Preferred Stock, $1.50 Par Value                 5,033,675        4,033,675       3,533,675
        Common Stock                                    26,425,582       26,425,582      26,425,582
        Retained Earnings (Deficit)                    (26,471,448)     (24,445,255)    (21,681,959)
                                                        -------------------------------------------
                                                         4,987,809        6,014,002       8,277,298

                                                        -------------------------------------------
                                                        $9,746,692      $10,703,197     $12,128,624
                                                        ===========================================


See Accompanying Notes and Assumptions to the Consolidated Financial Statements.
      These Financial Statements and the Accompanying Notes and Assumptions
                   have not been subject to audit or review.

                   UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE TEN MONTHS ENDING OCTOBER 31, 1997 AND THE YEARS ENDING
                           OCTOBER 31, 1998 AND 1999
                                  (UNAUDITED)


                                                                                Year ending October 31,
                                                                     -------------------------------------------
                                                                      (10 Months)
                                                                        FY 1997         FY 1998         FY 1999
                                                                     -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net Income                                                    $1,527,576      $2,026,193      $2,763,296
        Depreciation                                                     242,769         329,391         386,691
        Provision (Benefit) For Deferred Taxes                               --              --              --
        (Increase) Decrease in Accounts Receivables - Trade             (806,575)        237,215        (604,780)
        (Increase) Decrease in Accounts Receivables - Other              378,111             --              --
        (Increase) Decrease in Inventory                                (668,290)         79,590        (491,610)
        (Increase) Decrease in Prepaids and Other Assets                     --              --              --
        Increase (Decrease) in Accounts Payable                          302,330         984,270         210,690
        Increase (Decrease) in Other Current Liabilities                   1,498          (7,377)         30,104
                                                                     -------------------------------------------
    Net Cash Provided (Used) By Operations                               977,419       3,649,282       2,294,391

CASH FLOWS FOR INVESTING ACTIVITIES
        Capital Expenditures                                            (105,000)       (289,000)       (284,000)
                                                                     -------------------------------------------
    Net Cash Provided (Used) By Investing Activities                    (105,000)       (289,000)       (284,000)

CASH FLOWS FOR FINANCING ACTIVITIES
        Payments On Capital Leases                                       (46,597)         (3,232)           (616)
        Payments On Notes Payable - New                                 (196,308)     (1,043,348)     (1,078,047)
        Redemption of New Preferred Stock                               (500,000)     (1,000,000)       (500,000)
                                                                     -------------------------------------------
    Net Cash Provided (Used) By Financing Activities                    (742,904)     (2,046,580)     (1,578,663)

NET INCREASE IN CASH                                                     129,515       1,313,702         431,728

CASH BEGINNING OF PERIOD/YEAR                                            211,326         340,841       1,654,542
                                                                     -------------------------------------------
CASH END OF YEAR                                                        $340,841      $1,654,542      $2,086,270
                                                                     ===========================================







SEE ACCOMPANYING NOTES AND ASSUMPTIONS TO THE CONSOLIDATED FINANCIAL STATEMENTS.
     THESE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES AND ASSUMPTIONS
                   HAVE NOT BEEN SUBJECT TO AUDIT OR REVIEW.

                      UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                      LIQUIDATION ANALYSIS AS OF JUNE 30, 1996
                                NOTES AND ASSUMPTIONS
                                     (Unaudited)

INTRODUCTION

     In conjunction with developing the Plan of Reorganization included in the Disclosure Statement to which this is an exhibit, management has prepared a Liquidation Analysis (the "Analysis") which may be helpful to holders of claims and interests in reaching their determination of whether to accept or reject the Plan. The Analysis is based on the assumptions discussed below.

     The Analysis reflects the management's estimates of the proceeds that would be realized if Unitech were to liquidate in accordance with Chapter 7 of the Bankruptcy Code. The Analysis is based on the Debtors' assets as of June 30, 1996. Underlying the Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Unitech and its management and upon assumptions with respect to liquidation decisions which could be subject to change. Therefore, the results of an actual liquidation of the Debtors could vary from the projected amounts and these variations could be material. Accordingly, there can be no assurance that the values reflected in the Analysis would be realized if the Unitech Debtors were, in fact, to undergo such a liquidation.

     The issue of potential recoveries resulting from potential preference claims, fraudulent conveyance litigation and reclamation claims have not been addressed in the Analysis.

     No amounts have been deducted from the proceeds available for distribution to creditors for the payment of potential taxes related to the receipt of settlement proceeds or asset sales. Please read the Disclosure Statement for a discussion of the tax risks associated with the Plan.

     All of the claims included in this Analysis are subject to Bankruptcy Court Approval. The Unitech Debtors may object to certain of these claims at a later date and do not represent that these claims are valid.

     The following notes describe the significant assumptions, developed by management, that are reflected in the Analysis.

NOTES AND ASSUMPTIONS

CASH

     The Analysis assumes that subsequent operations during the liquidation period will not effect cash available for distribution except as reflected by the net proceeds generated by liquidating non-cash assets.

ACCOUNTS RECEIVABLE

     Accounts Receivable consists entirely of third party receivables. The recovery on the accounts receivable is based on management's estimate of collection, given such factors as the aging of the receivables, the time and effort necessary to inquire, research and rebill disputed items and the disruption in Unitech personnel available to actively investigate and resolve the accounts.

                                                                  EXHIBIT 3
                      UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                                LIQUIDATION ANALYSIS
                                 AS OF JUNE 30, 1996
                                  ($000'S OMITTED)
                                     (UNAUDITED)

STATEMENT OF ASSETS

                                                      ESTIMATED
                                BOOK     RECOVERY    LIQUIDATION
                                VALUE       %           VALUE
                               -------   --------    -----------
Current assets
  Cash                         $ 2,544       100%         $2,544
  Accounts receivable, net       3,204        73%          2,339
  Inventory, net                 3,416        53%          1,805
                               -------   --------    -----------
        Total Current Assets   $ 9,164        73%         $6,688

Fixed assets
  Furniture and fixtures, net  $   159        26%         $   41
  Equipment, net                   660        42%            280
  Leasehold improvements, net       10         0%              -
                               -------               -----------
        Total Fixed Assets     $   829        39%         $  321

Other Assets                   $   786        13%         $  103
        Total Assets           $10,779        66%         $7,112

Total Available for Payments                              $7,112

Costs Associated with Liquidation
  Chapter 7 Trustee fees                                   ($213)
  Professional fees                                         (150)
                                                     -----------
  Total Costs Associated with Liquidation                 $ (363)
                                                     -----------
Net Estimated Liquidation Proceeds                        $6,749
                                                     ===========

     See accompanying Notes and Assumptions to the Liquidation Analysis. This Liquidation Analysis and the accompanying Notes and Assumptions have not been subject to audit or review.

                   UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                              LIQUIDATION ANALYSIS
                              AS OF JUNE 30, 1996
                                ($000'S OMITTED)
                                  (UNAUDITED)

Allocation of Net Estimated
  Liquidation Proceeds

                                                      Amount        Amount
                                         Claim       of Claim      Available     Recovery
                                         Amount     Recovered    for Payments        %
                                        -------     ---------    ------------    --------
Net Estimated Liquidation Proceeds....                             $6,749
Secured Claims(A).....................  $ 5,220      $5,220        $6,749          100%
Administrative Expenses...............    1,462       1,462         1,528          100%
Priority Unsecured Claims.............       39          39            66          100%
Other Unsecured Claims................    8,978          27            27            0%
                                        -------      ------
                                        $15,699      $6,749
                                        =======      ======

Notes:
   (A) The table below presents the total claim, secured claim and unsecured claim amounts for the Merrill Lynch, Imperial Bank, and capital lease claims:

--------------------------------------------------------------------------------

                                               Secured     Unsecured Portion
                              Total Claim       Claim          of Claim*
                              -----------      -------     -----------------
Merrill Lynch Claim.......      $4,679          $2,984          $1,695
Imperial Bank Claim.......       4,124           2,153           1,971
Capital Losses............          83              83               0
                                ------          ------          ------
                                $8,886          $5,220          $3,666

----------------
* Unsecured portions of claims are included in the "Other Unsecured Claims" amount.
--------------------------------------------------------------------------------
      See accompanying Notes and Assumptions to the Liquidation Analysis.
This Liquidation Analysis and the accompanying Notes and Assumptions have not been subject to audit or review.

INVENTORIES

Inventories consist mainly of raw materials and finished goods. The recovery on Unitech's inventories is based on management's estimates of the amounts that could be realized through the sale of finished goods inventory to mass merchandisers and the sale of raw materials inventory to distributors and suppliers of Unitech's major customers. Accordingly, Unitech's management believes that significant price reductions would be required in order to sell the inventory currently on hand.

FIXED ASSETS

Net fixed assets include the Debtors' fixtures, equipment, and molds. Management's estimates of the liquidation values are based on an in-house review and are based on factors such as the type and age of the asset.

OTHER ASSETS

Other assets include prepaids, deferred taxes, a disputed asset, and intercompany investments. Estimates by management are based on a review of refundable deposits and prepaids.

ALLOCATION OF NET LIQUIDATION PROCEEDS TO SECURED CLAIMS AND PRIORITY CLAIMS

The allocation of the net liquidation proceeds has been made in accordance with the priorities set forth in the Bankruptcy Code. The Estimated Allowable Claims are based on the Unitech Debtors' projected liabilities as of June 30, 1996.

The Secured Claims consist of balances outstanding on Merrill Lynch, Imperial Bank Loans, and certain capital leases which are secured by certain cash balances, inventories and accounts receivable. The other claims that are entitled to priority treatment consist of Administrative Expenses and Priority Unsecured Claims. These claims include tax claims and Chapter 11 administrative claims consisting of current liabilities, professional fees and damage claims resulting from the rejection of certain post-petition real property leases and employment contracts.

ALLOCATION OF NET LIQUIDATION PROCEEDS TO UNSECURED CLAIMS

It is assumed that the allocation of net liquidation proceeds, if any, would be made in accordance with the priorities set forth in the Bankruptcy Code. The Estimated Allowable Claims are based on the Unitech Debtors' projected liabilities as of June 30, 1996. Other Unsecured Claims include prepetition accounts payable, the under-secured portion of the balances owing on notes payable and estimates for the additional claims that would arise upon a conversion to a chapter 7 liquidation, such as damages related to the rejection of certain prepetition executory contracts.

                                                                       EXHIBIT 4

                     UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                       COMPARISON OF ESTIMATED DISTRIBUTIONS
                                    (UNAUDITED)

The table below sets forth a comparison of the estimated distributions under the Plan with the estimated recoveries in a hypothetical Chapter 7 liquidation of the Debtors. Creditors should be aware that the estimated recoveries in a Chapter 7 liquidation are presented on a theoretical basis, relying on assumed results as to the values of both assets and liabilities. No assurance can be given that the hypothetical scenario reflect the amounts that will actually be realized in a liquidation of the Debtors' assets.

                                          Plan
        Claim                           Treatment       Liquidation
---------------------------------------------------------------------
Secured Claims
  Class 1A - Merrill Lynch                100%              64%
  Class 1B - Imperial Bank                100%              52%
  Class 1C - Other Secured Claims         100%             100%
---------------------------------------------------------------------
Unsecured Claims
  Class 2A                                 75%               0%
  Class 2B                                100%               0%
  Class 2C                                100%               0%
---------------------------------------------------------------------
Equity Interests
  Class 3A                           See Footnotes           0%
  Class 3B                                  0%               0%
  Class 3C                           See Footnotes           0%
---------------------------------------------------------------------

     See Accompanying Notes to the Comparison of Estimated Distributions. This Schedule and Accompanying Notes and Assumptions have not been subject to audit or review.

                      UNITECH INDUSTRIES, INC. AND SUBSIDIARIES
                        COMPARISON OF ESTIMATED DISTRIBUTIONS
                                NOTES AND ASSUMPTIONS
                                     (UNAUDITED)


GENERAL ASSUMPTIONS

The recoveries in a hypothetical liquidation assume the asset recoveries, expense assumptions and claim amounts which are set forth in the Liquidation Analysis, Exhibit 3 to the Disclosure Statement.

The reader is encouraged to refer to the Plan and Disclosure Statement for a more detailed discussion of the financial terms of the Plan.

NOTES AND ASSUMPTIONS

CLASS 3A

Under the terms of the Plan, current owners of common stock are to receive two shares of new common stock for every five shares of common stock which they currently hold. Therefore, assuming that current owners receive 2,080,000 shares of new common stock and a per share price of $1.50, equity interest will receive $3,120,000.

CLASS 3C

Class 3C is comprised of claims held by current and former owners of common stock for damages or rescission relating to claims arising in connection with such holders purchase, ownership or sale of such common stock. Class 3C claims will receive rights to certain litigation proceeds, estimated by the Debtors to be approximately $950,000, as defined in the Plan.